UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ENCORE CAPITAL GROUP, INC.

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ENCORE CAPITAL GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2013

To Our Stockholders:

We cordially invite you to attend the 2013 annual meeting of stockholders of Encore Capital Group, Inc. Our annual meeting will be held at NASDAQ MarketSite, 4 Times Square, New York, New York 10036, on June 5, 2013, at 10:00 a.m. Eastern time. The annual meeting is being held for the following purposes:

1.	To elect eight directors, each for a term of one year;

2.	To approve the Encore Capital Group, Inc. 2013 Incentive Compensation Plan for employees, non-employee directors and independent contractors (the “2013 Plan”);

3.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

4.	To transact such other business that may properly come before the meeting.

As resolved by our Board of Directors, stockholders of record at the close of business on April 12, 2013 are entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof.

We have enclosed a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which includes our audited consolidated financial statements.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, are available at http://materials.proxyvote.com/292554.

Your vote is important. Whether or not you plan to attend the meeting in person, please submit your vote as soon as possible using one of the voting methods described in the attached materials. Submitting your voting instructions by any of these methods will not affect your right to attend the meeting and vote in person should you so choose.

By Order of the Board of Directors,

J. Brandon Black

Chief Executive Officer

April 26, 2013

San Diego, California

ENCORE CAPITAL GROUP, INC.

3111 CAMINO DEL RIO NORTH, SUITE 1300

SAN DIEGO, CALIFORNIA 92108

(877) 445-4581

PROXY STATEMENT

This proxy statement relates to the 2013 annual meeting of stockholders of Encore Capital Group, Inc. (“Encore” or the “Company”), to be held at NASDAQ MarketSite, 4 Times Square, New York, New York 10036, on June 5, 2013 at 10:00 a.m. Eastern time, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our Board of Directors (our “Board”), and is first being mailed to stockholders entitled to vote at the meeting on or about April 26, 2013.

QUESTIONS ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including (i) the election of eight directors, (ii) the approval of the 2013 Plan and (iii) the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm. Our management will report on Encore’s progress and respond to questions from stockholders. In addition, representatives of BDO USA, LLP will be given an opportunity to make a statement and to respond to questions regarding the audit of our consolidated financial statements.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 12, 2013, are entitled to receive notice of the annual meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting.

At the close of business on the record date, April 12, 2013, there were 23,336,320 outstanding shares of our common stock, each of which is entitled to cast one vote.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Others may attend the meeting at our discretion. If you have any questions or wish to obtain directions to attend the annual meeting and to vote in person, please call Encore’s Investor Relations representative at (877) 445-4581.

What constitutes a quorum?

The presence at the meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote on the record date will constitute a quorum, which will permit us to hold the annual meeting and conduct business. Proxies received but marked as abstentions, withheld votes and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained from voting. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

How do I vote by proxy before the meeting?

Before the meeting, you may vote your shares in one of the following three ways if your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company:

•	By internet at www.proxyvote.com;

•	By telephone (from the United States and Canada only) at 1-800-690-6903; or

•	By mail by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided.

Please refer to the proxy card for further instructions on voting via the internet and by telephone.

Please follow the directions on your proxy card carefully. If your shares are held in a brokerage account in the name of a bank, broker or other nominee (this is called “street name”), then you are the beneficial owner of the shares and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. You have the right to direct your bank or broker on how to vote the shares in your account, and your ability to vote by telephone or via the internet depends on the voting procedures used by your broker. You may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the internet or telephone.

May I vote my shares in person at the meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by internet or telephone. Whether or not you plan to attend the meeting, however, we encourage you to vote your shares by proxy before the meeting. Please note that if your shares are held in “street name” and you wish to vote at the meeting, you will not be permitted to do so unless you first obtain a legal proxy issued in your name from the broker, bank or nominee that holds your shares.

What if I submit a proxy and then change my mind?

You may revoke your proxy at any time before it is exercised:

•	By filing with the Corporate Secretary of Encore a notice of revocation;

•	By sending in another duly executed proxy bearing a later date; or

•	By attending the meeting and casting your vote in person.

What are the Board’s recommendations for how I should vote my shares?

If you sign and return your proxy card with voting instructions, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you sign and return a proxy card but do not fill out the voting instructions on the proxy, the persons named on the proxy card will vote in accordance with the recommendations of our Board. The Board recommends that you vote your shares as follows:

Proposal 1 – FOR the election of the nominated slate of directors for a term of one year.

Proposal 2 – FOR the approval of the 2013 Plan.

Proposal 3 – FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. The eight nominees who receive the most votes will be elected to our Board. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated and will have no effect on the proposal to elect the directors other than that it will be counted for purposes of determining whether there is a quorum present at the annual meeting. Abstentions will have the same effect. Notwithstanding the foregoing, the Company has adopted a Majority Voting Policy that is described on pages 11 and 12 of this proxy statement.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Because abstentions represent shares entitled to vote on any matter presented for stockholder approval, the effect of an abstention will be the same as a vote against a proposal.

Effect of Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Can I exercise rights of appraisal or other dissenters’ rights?

No. Under Delaware law, holders of our voting stock are not entitled to demand appraisal of their shares or exercise similar rights of dissenters as a result of the approval of any of the proposals to be presented at the annual meeting.

Who pays for the cost of this proxy solicitation?

We will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. In addition to the solicitation of proxies by mail, our officers, directors and regular employees may solicit proxies in person, by telephone or by facsimile, none of whom will receive additional compensation for those services.

How many annual reports and proxy statements are delivered to the same address?

If you and one or more of our other stockholders share the same address, it is possible that only one annual report and proxy statement was delivered to your address. This is known as “householding.” Any registered stockholder who wishes to receive separate copies of an annual report or proxy statement at the same address now or in the future may: (i) call Encore at (877) 445-4581 or (ii) mail a request to receive separate copies to: Encore Capital Group, Inc., 3111 Camino Del Rio North, Suite 1300, San Diego, CA 92108, Attention: Corporate Secretary, and we will promptly deliver the annual report and/or proxy statement to you. Stockholders who own our common stock through a broker and who wish to receive separate copies of an annual report and proxy statement should contact their brokers directly. Stockholders currently receiving multiple copies of an annual report and proxy statement at a shared address and who wish to receive only a single copy in the future may direct their request to the same phone number or address listed above.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

General

Our Board currently consists of nine members, each with a term expiring at the 2013 annual meeting. The Nominating Committee of the Board has recommended, and the Board has nominated, the following incumbent directors for election at the 2013 annual meeting: Kenneth A. Vecchione, George Lund, Willem Mesdag, Francis E. Quinlan, Norman R. Sorensen, J. Christopher Teets, H Ronald Weissman and Warren Wilcox.

In the event that any nominee named below is unable or declines to serve as a director, the Board may change the number of seats on the Board or may designate an alternate nominee to fill the vacancy. If a substitute nominee is named, the proxy holders will vote the proxies held by them for the election of such person, unless contrary instructions are given. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director continues until the next annual meeting of stockholders or until his or her successor has been elected and qualified.

Required Vote

If a quorum is present and voting, the eight nominees receiving the highest number of votes will be elected to the Board.

The Board of Directors recommends a vote FOR election of each of the director nominees.

Director Nominees

Set forth below is certain biographical information about each of our nominees to the Board.

Name	Age	Position(s)
Kenneth A. Vecchione	58	President
George Lund	48	Director, Executive Chairman
Willem Mesdag	59	Director
Francis E. Quinlan	64	Director
Norman R. Sorensen	67	Director
J. Christopher Teets	40	Director
H Ronald Weissman	68	Director
Warren Wilcox	55	Director

KENNETH A. VECCHIONE. Mr. Vecchione has served as our President since April 2013. Prior to joining the Company, Mr. Vecchione served as the President and Chief Operating Officer of Western Alliance Bancorp. from April 2010 to April 2013. Mr. Vecchione served as the Chief Financial Officer of Apollo Global Management, L.P., a private equity firm, from November 2007 to March 2010. He also served as Vice Chairman and Chief Financial Officer of MBNA Corporation and as Chief Financial Officer at AT&T Universal Card, First Data Corp Merchant Group and Citicorp Credit Card Services. Mr. Vecchione has served as a director of Western Alliance Bancorp. since October 2007 and as director and Vice Chairman of its subsidiary, Bank of Nevada, since October 2010. Mr. Vecchione also serves as a director of International Securities Exchange and the chairman of its audit and finance committees, and is a director of the Federal Home Loan Bank of San Francisco. Mr. Vecchione is a graduate of SUNY at Albany. Mr. Vecchione’s qualifications to serve on the Board include his extensive experience in the financial services industry and service on other financial-industry boards, and his strong background in executive leadership and strategic planning.

GEORGE LUND. Mr. Lund has served as our Executive Chairman and an officer since July 2009, as the Chairman of our Board since August 2008 and as a director since September 2007. Mr. Lund is the Chairman and

CEO of Torch Hill Investment Partners, a private equity firm focusing on defense, intelligence and civil and corporate security and is a director of One American Bank. Prior to joining Torch Hill he was the Chairman and Chief Executive Officer of BANKFIRST, a national issuer of consumer credit, serving in that capacity from 1986 to 2004. Mr. Lund holds a business administration degree from Southern Methodist University. Mr. Lund’s qualifications to serve on the Board include his extensive experience in executive leadership and strategic planning, strong regulatory and government affairs knowledge and deep connections in the financial services industry.

WILLEM MESDAG. Mr. Mesdag has served as a director since May 2007. He is the Managing Partner of Red Mountain Capital Partners LLC, an investment advisor, and is President of Red Mountain Capital Management, Inc., its Managing Member. Prior to founding Red Mountain, he was an investment banker at Goldman, Sachs & Co. and a securities lawyer at Ballard, Spahr, Andrews & Ingersoll. He joined Goldman, Sachs & Co. in 1981 and was made a General Partner in 1990. Mr. Mesdag holds a bachelor’s degree from Northwestern University and a Juris Doctor degree from Cornell Law School. He serves as a director of Davis Petroleum Acquisition Corp., a private company. He also serves as a director of 3i Group plc and Nature’s Sunshine Products, Inc., both of which are public companies and have significant international operations. Mr. Mesdag’s qualifications to serve on the Board include his career as an investment banker and securities lawyer, which give him extensive experience providing strategic and financial advisory services to complex organizations in the consumer credit and financial services industry.

FRANCIS E. QUINLAN. Brigadier General Francis E. Quinlan, United States Marine Corps Reserve (Ret.) has served as a director since September 2011. General Quinlan has practiced law for nearly thirty years, most recently at Newmeyer & Dillion LLP since May 2011. Before entering the practice of law he was an agent with the Federal Bureau of Investigation. As a reserve officer he performed active duty in command positions at the Squadron, Air Group, Air Wing, Marine Expeditionary Force and Joint Force levels of the United States Marine Corps. He has served for ten years as a board director and chairman of the audit committee of Irvine Company LLC; is founding audit committee chairman and member of the investment committee of the California State Compensation Insurance Fund; and is chairman of the audit committee of Santa Fe Trust, Inc. and its sister company, Independent Trust Company of America, LLC. Prior to joining the Board he served on the audit committee of Convoke Systems, Inc., an entity that provides software services to the debt buying industry. He is Emeritus General Counsel and former audit committee chairman of the Marine Corps University Foundation, Inc. Board of Trustees. Mr. Quinlan holds a Master of Laws in Taxation, has represented major financial institutions in matters ranging from governance and compliance to cyber security and has conducted and directed complex financial, tax, Foreign Corrupt Practices Act, internal fraud and national security investigations in his civilian and military careers. His additional qualifications to serve on the Board include financial forensic accounting training with the Federal Bureau of Investigation, completion of information operations, cyber security and inter-agency professional schools at the national level and corporate network security programs involving multi-national enterprises.

NORMAN R. SORENSEN. Mr. Sorensen has served as a director since December 2011. Mr. Sorensen is Chairman of the International Insurance Society. Previously, he was Chairman of the International Advisory Council of Principal Financial Group. He was Chairman of Principal International, serving from 2011 to 2012, and President and CEO of International Asset Management and Accumulation of the Principal Financial Group, serving from 2001 to 2011. He has served as Executive Vice President of both Principal Financial Group, Inc. and Principal Life Insurance Company since 2007, as well as held a number of other senior management positions since 1998. Mr. Sorensen served as a senior executive of American International Group, Inc. (insurance services) from 1989 to 1997. He is also Chairman of DE Master Blenders and a Senior Advisor to Deloitte, LLP. Mr. Sorensen’s qualifications to serve on the Board include his experience as an executive officer of an international financial services and asset management company, with responsibility over international operations and oversight over asset management and financial services functions and multiple divisional chief financial officers. He has also served as an executive officer of several publicly traded companies.

J. CHRISTOPHER TEETS. Mr. Teets has served as a director since May 2007. Mr. Teets has served as a Partner of Red Mountain Capital Partners LLC, an investment advisor, since February 2005. Mr. Teets also serves as a director of Air Transport Services Group, Inc. and Marlin Business Services Corp., both of which are public companies. Prior to joining Red Mountain Capital Partners LLC, Mr. Teets was an investment banker at Goldman Sachs & Co. Mr. Teets’ qualifications to serve on the Board include his broad experience in capital markets, providing strategic and financial advisory services and serving as a public company director.

H RONALD WEISSMAN. Mr. Weissman has served as a director since July 2009. Mr. Weissman has served as Chairman of the board of directors of the Federal Home Loan Bank’s Office of Finance since August 2009 and as Chairman of its Audit Committee from September 2009 through September 2012. From May 2002 through June 2009, he served as a Senior Partner with Ernst & Young LLP, where he was a member of the Financial Services Office and also served as the leader for the Office of the Chairman Accounts for the Americas International Financial Reporting Standards (IFRS) Network. Prior to joining Ernst & Young LLP in 2002, Mr. Weissman spent 32 years at Arthur Andersen LLP, where he served as an Andersen Worldwide SC partner from 1981 to 2002. He holds an MBA from the Columbia Graduate School of Business and a bachelor’s degree from Union College. Mr. Weissman is a Certified Public Accountant and holds an Advanced Professional Director Certification from the American College of Corporate Directors, a national public company director education and credentialing organization. Mr. Weissman’s qualifications to serve on the Board include his deep expertise in the complex accounting principles applicable to financial services companies.

WARREN S. WILCOX. Mr. Wilcox has served as a director since September 2007. He is currently the head of W2 Associates, LLC, which advises venture capital firms on investments related to financial services and information management. Prior to W2, Mr. Wilcox was Head of Advisory Services and Executive Vice President of Visa Inc., having served in that capacity since March 2008. Prior to Visa, Mr. Wilcox served as Vice Chairman, Marketing and Planning at WaMu Card Services, a division of Washington Mutual, Inc. He was previously Vice Chairman of Providian Financial Corporation (which WaMu acquired in 2005). Prior to joining Providian in 2002, Mr. Wilcox served as the Executive Vice President, Planning and Development at Fleet Credit Card Services from 1998 to 2001. Before Fleet, Mr. Wilcox spent 13 years at Household Credit Services, where he held a variety of senior management positions. Mr. Wilcox holds a Bachelor of Science degree from Illinois State University and a Master of Science degree in Management from Purdue University. Mr. Wilcox’s qualifications to serve on the Board include his three decades of executive experience in the consumer credit industry. He has served as a consumer marketing expert for a series of large financial institutions and has expertise in financial risk management and modeling.

Board Meetings

The Board met 15 times during 2012 and otherwise acted by unanimous written consent. Each director nominee who served on the Board in 2012 attended at least 75% of the total number of meetings held by the Board. Each director nominee who served on the Board in 2012 attended all committees on which such director served during the period he was a director in 2012, with the exception of Mr. Teets, who attended 4 of the 5 scheduled Audit Committee meetings.

Standing Committees

The Board has standing Audit, Nominating and Compensation Committees. During 2012, the members of these Committees were as follows:

Name	Audit	Nominating	Compensation
Richard A. Mandell	X
Willem Mesdag		X
John J. Oros		X
Francis E. Quinlan	X
Norman R. Sorensen		X	X
J. Christopher Teets	X		X
H Ronald Weissman	X
Warren Wilcox	X	X	X

Our Board has adopted written charters for the Audit, Nominating and Compensation Committees, and each of those written charters is available on our website at www.encorecapital.com. Click on “Investors,” then “Corporate Governance” and then the respective committee charters. The Compensation and Nominating Committees assess the adequacy of their charters from time to time, and the Audit Committee assesses the adequacy of its charter annually. Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this proxy statement.

Audit Committee. We have a standing Audit Committee that is responsible for assisting the Board in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee met five times during 2012, including one special meeting. The Audit Committee did not otherwise act by unanimous written consent.

In performing its duties, the Audit Committee:

•	appoints and reviews the performance of our independent registered public accounting firm;

•	approves audit and non-audit fees;

•	reviews and evaluates our financial statements, accounting principles and system of internal controls regarding finance, accounting, legal compliance and ethical behavior;

•

supports the Board by primarily overseeing those risks that may directly or indirectly impact the Company’s financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements;

•	reviews and approves related person transactions; and

•	considers other appropriate matters regarding our financial affairs.

Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers, administering all of our equity-based plans and periodically reviewing compensation and equity-based plans, with authority to adopt such plans. The Compensation Committee met six times during 2012 and otherwise acted by unanimous written consent.

Among other things, the Compensation Committee has the authority and responsibility under its charter to:

•	periodically review and approve our policies on executive compensation, benefits and perquisites, including incentive cash compensation plans, or other forms of executive incentives;

•	annually review and, as required, vote in executive session to set the compensation, benefits and perquisites of the Chief Executive Officer (“CEO”), who serves as our principal executive officer;

•

annually review and, as required, vote in executive session to set the compensation, benefits and perquisites of all executive officers to satisfy the Compensation Committee that there is equity in the compensation practices and general integrity in conforming to approved plans and policies;

•	set the compensation and benefits for non-employee directors; and

•

consider, approve and administer our incentive compensation plans and equity-based plans in which directors, the CEO, other executive officers and other employees and key consultants may be participants, including, but not limited to: (a) approving restricted stock grants, including restricted stock awards (“RSAs”), performance stock awards (“PSAs”), restricted stock unit awards (“RSUs”), performance stock unit awards (“PSUs”), stock option grants and/or other awards, (b) interpreting the plans, (c) determining rules and regulations relating to the plans, (d) modifying or canceling existing grants or awards and (e) imposing limitations, restrictions and conditions upon any grant or award as the Compensation Committee deems necessary or advisable.

The Compensation Committee sets performance goals and objectives for the executive officers, evaluates their performance with respect to those goals, sets the executive officers’ compensation based upon the evaluation of their performance and approves all employment and severance related agreements with such executives. In evaluating executive officer compensation, the Compensation Committee may retain the services of compensation consultants and considers recommendations from the CEO and Executive Chairman with respect to goals and compensation of the other executive officers. The Compensation Committee also periodically reviews compensation for non-employee directors. All decisions with respect to executive and director compensation are approved by the Compensation Committee.

When reviewing and setting the compensation, benefits and perquisites of the CEO, neither the CEO nor any employee of the Company other than the Executive Chairman is present. The Executive Chairman is not present at any meeting at which his compensation is set by the Compensation Committee. In addition, when the Compensation Committee reviews and sets the compensation, benefits and perquisites of all other executives, the CEO and the Executive Chairman may be present during deliberations at the Compensation Committee’s discretion, but the CEO may not be present for voting on officer compensation, benefits or perquisites. Although the CEO generally makes recommendations to the Compensation Committee with respect to executive compensation decisions, including base salaries, cash incentive bonuses and equity-based awards, the Compensation Committee has in the past determined compensation, benefits or perquisites that were different from those recommended by the CEO.

The Compensation Committee approves all grants of equity-based awards, except those awards for the Company’s director level or below employees, which approval authority has been delegated to the CEO by the Compensation Committee. Equity award grants to executives are determined based on a periodic review by the Compensation Committee regarding appropriate incentives, with recommendations typically originating from management, consistent with the criteria established in the long-term incentive program adopted by the Compensation Committee.

Outside Consultants. The Compensation Committee has the specific authority to hire outside advisors and consultants in its discretion at our expense. Beginning in 2011, the Compensation Committee engaged the law firm of Vedder Price, P.C. (“Vedder Price”) to provide comprehensive legal and executive compensation consulting advice. A more detailed description of Vedder Price’s activities for the Compensation Committee is provided in the Compensation Discussion and Analysis section of this proxy statement.

Nominating Committee. The function of the Nominating Committee is to consider and recommend qualified candidates for election as directors of the Company. The Nominating Committee met twice in 2012 and otherwise acted by unanimous written consent.

Prior to each annual meeting of stockholders, the Nominating Committee identifies nominees to serve on the Board by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating Committee or the Board decides not to nominate a member for re-election, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria described below. Current members of the Nominating Committee and Board and management are polled for suggestions as to individuals meeting the applicable criteria. Research may also be performed to identify qualified individuals.

We do not have a formal diversity policy, but the Nominating Committee does consider a broad range of factors in evaluating prospective director nominees, including the following:

•	the appropriate size of the Board;

•

a candidate’s knowledge, skills and experience, including experience in business, finance, strategic vision, accounting or administration, in light of prevailing business conditions, the needs of the Company and the knowledge, skills and experience already possessed by other members of the Board;

•	whether a candidate is “independent,” as defined by NASDAQ Listing Rules and other applicable standards, and whether circumstances exist that may create the appearance of a conflict of interest;

•	a candidate’s familiarity with accounting rules and practices applicable to our business;

•	a candidate’s character, integrity and reputation for working constructively with others;

•	whether a candidate has sufficient time available to devote to the duties of a director of the Company;

•

the desire to assemble a Board that is strong in its collective knowledge and has a diversity of skills, viewpoints and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance;

•	the importance of maintaining productive working relationships among the Board members and between the Board and management for the benefit of all stockholders; and

•	recognition of both the considerable benefit of continuity and the fresh perspective provided by the periodic introduction of new members.

The Nominating Committee assesses the effectiveness of its efforts when it evaluates the Board’s composition as a part of the annual nomination process.

The Nominating Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 3.14 of our Bylaws. We consider each candidate equally based on the factors listed above, regardless of whether the candidate is recommended by a stockholder for election to our Board or is recommended by a member of the Board or a third party search firm. The procedures for stockholder nominated director candidates provide that a notice relating to the nomination in connection with an annual meeting must be timely given in writing to: Encore Capital Group, Inc., Attention: Corporate Secretary, 3111 Camino Del Rio North, Suite 1300, San Diego, CA 92108. To be timely, the notice must be delivered within the time period described in the “Stockholder Proposals and Nominations” section of this proxy statement. Such notice must be accompanied by the nominee’s written consent to serve if elected, must contain information relating to the business experience and background of the nominee and provide information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder and otherwise comply with the requirements outlined in our Bylaws.

Corporate Governance

Director Independence. The Board has determined that Messrs. Mesdag, Quinlan, Sorensen, Teets, Weissman and Wilcox, who constitute a majority of the Board, are “independent directors” within the meaning of NASDAQ listing standards. During its independence review, the Board considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. With respect to Mr. Mesdag and Mr. Teets, the Board considered the fact that Mr. Mesdag and Mr. Teets are employees of Red Mountain Capital Partners LLC, an approximately 4% stockholder of the Company. The Board concluded that a relationship with a stockholder of the Company in and of itself does not impair a director’s independent judgment in connection with his duties and responsibilities as a director of the Company or a member of a committee of the Board. The Board has determined that each member of the Board’s Audit, Compensation and Nominating Committees is independent (or similarly designated) based on the Board’s application of the standards of NASDAQ, the Securities and Exchange Commission (the “SEC”) or the Internal Revenue Service (the “IRS”), as appropriate for such committee membership.

Audit Committee Financial Expert. The Board has determined that at least one member of the Audit Committee, Mr. Weissman, is an “audit committee financial expert,” as defined in SEC regulations, and also possesses the financial sophistication and requisite experience as required under NASDAQ listing standards.

Board Leadership Structure. The Board evaluates its leadership structure on an ongoing basis according to what the Board considers to be best for the Company at any given point in time. Currently, we separate the roles of Executive Chairman and CEO, both of whom serve on the Board and are subject to oversight and review by the independent directors. The Board believes that having a separate Executive Chairman and CEO provides an effective leadership model for the Company at this time and provides the benefit of the distinct abilities and experience of both the Executive Chairman and CEO.

Our Executive Chairman, George Lund, works closely with our management team, including our CEO, to develop our corporate strategy and execute on key corporate initiatives. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company. Having the CEO serve on our Board ensures that the Board contains the individual most familiar with the Company’s business and industry and promotes open communication between management and our directors. The Executive Chairman and CEO provide advice and recommendations to the full Board for the Board’s consideration.

The Board has considered the benefits of having the Executive Chairman function as a bridge between management and the Board, ensuring that both groups act with a common purpose. The Board has also considered Mr. Lund’s knowledge regarding our operations and the industry and markets in which we compete and his ability to promote communication, to synchronize activities between the Board and our senior management and to provide consistent leadership to both the Board and the Company in coordinating the strategic objectives of both groups. The Board also believes that many elements of the Board’s governance structure ensure a strong, independent Board even though the Board does not have an independent chairman. The Board has determined that each of the other directors is independent, and these directors regularly meet in executive sessions. Thus, we believe that the existing Board leadership structure encourages communication between management, the Executive Chairman and the independent directors and provides an appropriate allocation of roles and responsibilities at this time. The Board’s role in the risk oversight process has no effect on its leadership structure.

Code of Ethics. The Board has adopted a code of ethics entitled the “Standards of Business Conduct” applicable to our directors and all employees and officers of the Company, including our principal executive officer and our principal financial officer. A copy of the Standards of Business Conduct is available on our website at www.encorecapital.com. Click on “Investors,” then “Corporate Governance” and then “Standards of Business Conduct.” We may post amendments to or waivers of the provisions of the Standards of Business Conduct, if any, made with respect to any of our directors and executive officers on that website, unless otherwise required by NASDAQ listing standards to disclose any waiver in a Current Report on Form 8-K. Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this proxy statement.

Risk Oversight. Our Board is actively involved in oversight and review of the Company’s risk management efforts, either directly or through its standing committees. Assessing and managing risk and communicating risks to the Board is the responsibility of the Company’s Chief Risk Officer. In 2010, the Company’s management implemented an Enterprise Risk Management (“ERM”) program, led by certain officers of the Company, including Paul Grinberg, our Chief Financial Officer (“CFO”), with oversight from the Board. The ERM program was established to identify and evaluate key business risks within the financial, operational, regulatory and strategic arenas of the Company and to develop risk monitoring processes and response strategies to transfer, avoid, reduce or accept individual risks as appropriate. Additionally, the ERM program assists management in determining appropriate risk tolerance levels that balance risk mitigation with opportunities to create stockholder value. In 2011, the Company hired a Chief Risk Officer. The Chief Risk Officer administers the ERM program and provides regular reports to the Board and the Audit Committee regarding the ERM program’s risk identification, management and mitigation strategy recommendations.

While the Board has retained the responsibility for general oversight of risks and of our ERM program, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight. Specifically, the Audit Committee primarily oversees those risks that may directly or indirectly impact our financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements, while the Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from employee compensation policies and practices. Each standing committee provides reports to the full Board at regular meetings concerning the activities of the committee and actions taken by the committee since the last regular meeting. Additionally, each Board committee is composed of all independent directors and all directors are actively involved in the risk oversight function.

Communications with Directors. We have not adopted a formal process for stockholder communications with the Board. Given our size, the Board does not deem it necessary to adopt formally a written policy regarding stockholder communications. Stockholders, however, can contact the Board or an individual director by writing to: Board of Directors, Encore Capital Group, Inc., 3111 Camino Del Rio North, Suite 1300, San Diego, CA 92108, Attention: Corporate Secretary. Absent unusual circumstances or as contemplated by committee charters, communications received in writing are distributed to members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Outside Advisors. The Compensation Committee has engaged Vedder Price to assist it in carrying out the Company’s executive compensation programs. The Compensation Committee has assessed the independence of Vedder Price pursuant to SEC rules and determined that Vedder Price is independent and its work for the Compensation Committee does not raise any conflict of interest.

Executive Sessions of Independent Directors. Independent Board members meet without management present at least twice a year following regularly scheduled Board meetings.

Policy Regarding Directors’ Attendance at Annual Meetings. We encourage directors to attend our annual meeting, but we do not have a policy that requires the attendance of all directors at our annual meeting. Each of our current directors who was a director at the time attended the 2012 annual meeting.

Majority Voting Policy. The Company has adopted a Majority Voting Policy, which states that in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from election than votes “for” such election shall promptly tender a resignation to the Board for consideration.

The Nominating Committee shall promptly consider the resignation offer and recommend to the Board action with respect to the tendered resignation, which may include (i) accepting the resignation, (ii) maintaining the director but addressing the underlying cause of the “withheld” votes, (iii) determining not to renominate the director in the future, (iv) rejecting the resignation or (v) any other action the Nominating Committee deems to be appropriate and in the best interests of the Company. In considering what action to recommend with respect to the tendered resignation, the Nominating Committee will take into account all factors deemed relevant, including without limitation, any stated reasons why stockholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the Board, the director’s contributions to the Company, the mix of skills and backgrounds of the directors and whether accepting the tendered resignation would cause the Company to fail to meet any applicable requirements of the SEC or the NASDAQ Stock Market.

The Board will act on the Nominating Committee’s recommendation no later than 90 days following certification of the stockholder vote.

Following the Board’s decision on the Nominating Committee’s recommendation, the Company will promptly disclose the Board’s decision with respect to the tendered resignation and will provide a description of the process by which the decision was reached in a Current Report on Form 8-K filed with the SEC.

Except in certain special circumstances, any director who tenders a resignation pursuant to this provision shall not participate in the Nominating Committee review and recommendation process or the Board’s consideration regarding the action to be taken with respect to the tendered resignation.

To the extent that one or more directors’ resignations are accepted by the Board, the Nominating Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

EXECUTIVE OFFICERS

Set forth below is certain biographical information about each of our current executive officers. Executive officers are appointed by the Board and serve at the discretion of the Board.

Name	Age	Position(s)
George Lund	48	Executive Chairman
J. Brandon Black	45	Chief Executive Officer and Director
Kenneth A. Vecchione	58	President
Paul Grinberg	52	Executive Vice President, Chief Financial Officer and Treasurer

GEORGE LUND and KENNETH A. VECCHIONE. For biographical information on Mr. Lund and Mr. Vecchione, see disclosure in the Directors section above.

J. BRANDON BLACK. Mr. Black, who has served as a director since May 2005, is not standing for re-election in 2013. Mr. Black joined the Company in May 2000, served as our President and Chief Executive Officer from October 2005 until April 2013 and has served as our Chief Executive Officer since April 2013. Mr. Black also served as our President and Chief Operating Officer from October 2004 to October 2005, and as Executive Vice President and Chief Operating Officer from May 2000 to October 2004. From March 1998 until we acquired the Company in 2000, Mr. Black was the Senior Vice President of Operations for West Capital Financial Services Corp. Prior to joining West Capital, Mr. Black worked for First Data Resources from September 1997 through April 1998 and for Capital One Financial Corporation from June 1989 until August 1997. Mr. Black holds a bachelor’s degree from the College of William and Mary and an MBA from the University of Richmond.

PAUL GRINBERG. Mr. Grinberg has served as our Executive Vice President, Chief Financial Officer and Treasurer since May 2005, and he served as Secretary from June 2008 until January 2010. From September 2004 until May 2005, he served as our Senior Vice President of Finance. From May 2003 until joining the Company, Mr. Grinberg was the founder and President of Brio Consulting Group, a company that helped venture and private equity backed companies with financial strategy, M&A and related services. From May 2000 until April 2003, Mr. Grinberg served as Chief Financial Officer of Stellcom, Inc., a systems integration firm focused on providing mobile and wireless engineering solutions to Fortune 1000 companies. From February 1997 until April 2000, Mr. Grinberg served as Executive Vice President and Chief Financial Officer of TeleSpectrum Worldwide, Inc., a publicly traded company that provided outsourced call center solutions to Fortune 500 companies. From September 1983 until January 1997, Mr. Grinberg was employed at Deloitte &Touche LLP, where he served in several capacities, the most recent of which was as a partner in the firm’s Merger and Acquisition Services Group. Mr. Grinberg also serves as a director, Chairman of the audit committee, Chairman of the compensation committee and member of the nominating committee of Bank of Internet USA, an FDIC insured branchless bank. Mr. Grinberg received his bachelor’s degree in accounting from Yeshiva University in 1983 and his MBA from Columbia University in 1989, and he is a Certified Public Accountant.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Executive Summary is divided into the following parts:

•	The Company’s Compensation Philosophy and Purpose;

•	Fiscal Year (“FY”) 2012 Compensation of Our Named Executive Officers (“NEOs”);

•	FY 2012 Performance and How It Affected 2012 NEO Compensation;

•	FY 2013 NEO Compensation Levels;

•	Current Change-in-Control and Employment Termination Arrangements for 2012; and

•	Compensation and Employment Arrangements for FY 2013

•	Other NEO Compensation Changes for FY 2012 and 2013

The Company’s Compensation Philosophy and Purpose

The Company’s executive compensation philosophy, and the purpose of this philosophy, is presented below:

•

Pay for Performance and Experience. Base salaries are commensurate with the executive’s or key employee’s experience and expertise coupled with an assessment of (i) the executive’s contribution to the Company, (ii) the responsibilities and experience of the executive, (iii) the terms of any applicable employment agreements and (iv) the recommendations of senior management. Incentive compensation is likewise tied to performance and experience.

•

Market Comparison. The Compensation Committee, with the assistance of outside consultants and/or management, periodically reviews market compensation data and other relevant information regarding total direct compensation structures, giving appropriate weight to the data from our market competitors. Our compensation programs must be competitive in order to retain our senior executives.

•

Alignment with Stockholder Interests. In general, the payment of our incentive compensation is dependent upon the achievement of targeted corporate operating measures as more specifically described below. We believe that basing a component of employee compensation on corporate results and performance aligns employee interests with stockholder interests. In addition, a portion of our executive compensation consists of equity-based incentives, including restricted stock awards (“RSAs”), performance stock awards (“PSAs”), restricted stock unit awards (“RSUs”), performance stock unit awards (“PSUs”) and/or stock option grants, so that executives’ interests are further aligned with the interests of our stockholders.

•

Retention. We believe that our compensation program should be designed to attract and retain highly talented individuals critical to our success by providing competitive total compensation with significant retention features. Our equity compensation awards are designed to retain our executives and other key employees, while also accomplishing our other compensation goals and objectives.

•

Severance. To provide sufficient assurances to our executives, the Compensation Committee approved severance protection arrangements for each of our current executives, which provide for certain payments if the executive’s employment is terminated without cause or if the executive resigns for good reason.

FY 2012 Compensation of Our NEOs

The table shows the compensation and the compensation components we used to pay our three executives who were NEOs for FY 2012:

Name	Annual Salary	Annual Cash Bonus	Restricted Stock Awards	Stock Options	Other	Total Compensation
George Lund Executive Chairman	$500,000	$0	None	None	$30,000	$530,000

J. Brandon Black President & CEO	$565,976	$900,000	23,000 RSAs granted on 4/6/12 when the stock price was $22.17 and with a grant date fair value of $509,910	50,000 stock options granted on 4/6/12 with an exercise price of $22.17 and a grant-date fair value of $597,915	$6,574	$2,580,375

Paul Grinberg EVP, CFO and Treasurer	$400,437	$635,000	23,000 RSAs granted on 4/6/12 when the stock price was $22.17 and with a grant date fair value of $509,910	50,000 stock options granted on 4/6/12 with an exercise price of $22.17 and a grant-date fair value of $597,915	$129,412	$2,272,674

Refer to our Summary Compensation Table and accompanying tables for details.

FY 2012 Performance and How It Affected 2012 NEO Compensation

The Company had outstanding performance in FY 2012, similar to its performance in FY 2011.

The Company’s annual EBITDA, which is the primary performance metric currently used in the Company’s executive compensation programs (other than stock price), increased 27.6% for the previous one-year period, from $125.0 million in FY 2011 to $159.5 million in FY 2012, and 58.7% for the previous two-year period, from $100.5 million in FY 2010. This performance determined the amount of cash bonuses paid to our NEOs in February 2013. EBITDA is defined as net income before interest, taxes, depreciation and amortization, discontinued operations, the acquisition of Propel Financial Services, LLC and related entities and other adjustments. EBITDA is a non-GAAP financial measure that should not be considered as an alternative to, or more meaningful than, net income as an indicator of the Company’s operating performance. Further, this non-GAAP financial measure, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. The Company has provided a reconciliation of EBITDA to reported net income under GAAP below:

	FY 2012	FY 2011	FY 2010
Net income	$69,477	$60,958	$49,052
Interest expense	25,564	21,116	19,349
Provision for income taxes	51,754	38,076	27,967
Depreciation and amortization	5,840	4,081	2,552
Discontinued Operations	9,094	(365)	(1,658)
Propel acquisition and other adjustments	(2,229)	1,134	3,238

EBITDA	$159,500	$125,000	$100,500

We paid the NEOs the above compensation based on the following:

Salary Paid in FY 2012. In February 2012, we increased the annual base salaries of Mr. Black and Mr. Grinberg, effective March 1, 2012. Mr. Black’s base salary was increased from $433,088 to $600,000, a 38.5% increase, and Mr. Grinberg’s base salary was increased from $304,435 to $425,000, a 39.6% increase. Mr. Lund’s base salary remained at $500,000.

The increases to Mr. Black and Mr. Grinberg’s salary were based on a review by the Compensation Committee in 2011 of salary levels at many companies similar to the Company by industry, revenue size, market capitalization size and annual net income production. The Compensation Committee found that the fixed compensation levels of the CEO and the CFO were below what the Compensation Committee considered to be competitive. In addition, as part of its risk management program, the Compensation Committee wanted to rebalance its annual cash compensation levels so that there would be more of a weighting toward fixed annual cash than variable annual cash. A more detailed discussion is provided later in this Compensation Discussion and Analysis.

Company performance did not affect the base salary determinations.

Annual Cash Bonus Awarded in February 2013. We have a Key Contributor Plan (“KCP”) that we use to pay annual cash bonuses to our NEOs and other senior executives. The performance metric under the KCP for FY 2012 was EBITDA, and the performance target was $137.5 million, which was 10.0% over actual EBITDA achieved in FY 2011 of $125.0 million and 11.3% greater than the EBITDA target for FY 2011 of $123.5 million. Actual EBITDA achieved for FY 2012 was $159.5 million or 16.0% over target.

Mr. Lund, as Executive Chairman, does not participate in the KCP and received no annual cash bonus. Mr. Black and Mr. Grinberg both have target annual cash bonus levels equal to 100% of their annual base salaries and actual levels based on three times the Company performance over target. Actual EBITDA achieved for 2012 was $159.5 million, or 16.0% greater than the 2012 EBITDA target, resulting in a cash bonus payment under the KCP at 148% of target. After considering the Company’s outstanding performance in 2012, and noting both the year-over-year EBITDA growth and maintenance of the Company’s stock price during a volatile time period, as well as noting the EBITDA targets that had been set, the Compensation Committee used its discretion to increase the payout under the KCP above the earned payout which resulted in a bonus payout to each of Mr. Black and Mr. Grinberg at 150% of base salary.

Equity Grants Awarded in March 2012. We report equity grants awarded to our NEOs with respect to the fiscal year when made. While equity awards have a “going-forward” long-term incentive feature to them, the size of the award generally is based on past awards and the previous year’s performance. After taking into account recommendations from the CEO and Senior Vice President of Human Resources, the Compensation Committee exercises its discretion in determining the size of the equity grants made to our NEOs.

Equity Grants Realized in 2012. Our NEOs vested in the following RSAs and/or RSUs, and exercised the following number of stock options:

Name	RSAs Vested (shares / dollar amount)		RSUs Vested (shares / dollar amount)	Stock Options Exercised (shares / dollar amount)
George Lund Executive Chairman	17,000 / $	418,200	None	None

J. Brandon Black President & CEO		None	38,446(1) / $873,848	124,070 / $3,164,244

Paul Grinberg EVP, CFO and Treasurer		None	53,333(2) / $1,375,484	36,665 / $1,040,975

(1)	Includes 10,613 PSUs, which vested on February 9, 2012.
(2)	Includes (i) 2,500 PSUs that vested on February 9, 2012 and (ii) 25,000 RSUs that vested on December 21, 2012, each of which will not be released to Mr. Grinberg until the earlier of (a) his separation from service to the Company or (b) a Change in Ownership of the Company, with those terms having the meanings defined under Internal Revenue Code Section 409A.

Retirement and Deferred Compensation. Other than a standard 401(k) plan applicable to all employees, there are no active retirement arrangements for our NEOs. Mr. Black, however, still participates in a “frozen” deferred compensation plan that is linked to a split-dollar arrangement. The Company does not contribute to this frozen plan. Mr. Black earned $8,307 in his fully vested deferred compensation account in FY 2012.

Perquisites and Other Compensation. The Company provides an annual housing allowance for our Executive Chairman of up to $60,000. The Company also offers an executive health screening program whereby our CEO and CFO may obtain a comprehensive physical examination once every three years. In 2012, the Company reimbursed Mr. Black for the cost of this physical examination in the amount of $1,900. In 2012, the Company reimbursed Mr. Grinberg for costs associated with his change in residence in the amount of $123,159. There is no other compensation paid to or on behalf of our NEOs during 2012 other than 401(k) matching contributions contained in the Summary Compensation Table and the payment of premiums payable in respect of Mr. Black and Mr. Grinberg’s split-dollar life insurance policies.

FY 2013 NEO Compensation Levels

As mentioned above, we increased the annual base salaries of Mr. Black and Mr. Grinberg, effective March 1, 2012 to $600,000 and $425,000, respectively. Mr. Lund’s base salary remained at $500,000. The salaries for Mr. Black and Mr. Grinberg were increased by 3% in 2013, resulting in a 2013 base salary of $618,000 to Mr. Black and $437,500 to Mr. Grinberg. There was no change to Mr. Lund’s salary for 2013.

The annual cash bonus target levels for Mr. Black and Mr. Grinberg remain at 100% of base salary. Mr. Lund, as mentioned above, does not participate in an annual cash bonus arrangement.

Current Change-in-Control and Employment Termination Arrangements for 2012

We do not have formal employment agreements with our NEOs; however, we have entered into “severance protection letter agreements” with Messrs. Black and Grinberg. In addition, our equity compensation arrangements provide for accelerated vesting in certain instances. As of December 31, 2012, the terms and conditions relating to our employment termination arrangements (whether or not in connection with a change in control) were as follows:

•

Mr. Lund’s unvested equity compensation grants will vest on (i) death, (ii) a termination due to disability or by the Company without cause (actual or constructive) and (iii) upon a change of control. Mr. Lund does not have an arrangement with the Company to receive any cash severance in the event of a termination of employment for whatever reason.

•

Mr. Black’s unvested equity compensation grants will vest on death or a termination due to disability. In addition, his unvested equity compensation granted prior to January 1, 2012 will immediately vest on a change in control (with or without a termination of employment) and his unvested equity granted on or following January 1, 2012 will vest only if he is terminated following a change in control. Under Mr. Black’s severance protection letter agreement, if he is terminated by the Company without Cause (which is defined in the severance protection letter agreement) or he terminates his employment for Good Reason (which is also defined in the severance protection letter agreement), he will receive two years of continued base salary, plus 200% of the last three-year average bonus payments, plus a prorated target bonus for the year of termination, plus two years of continued health benefits. In addition, his severance protection letter provides that if any payment or benefit that he receives pursuant to a change in control of the Company or otherwise would be subject to the excise tax under Internal Revenue Code (“IRC”) Section 4999, then such payment will be reduced so that either (i) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (ii) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax (all computed at the highest applicable marginal rate), results in his receipt, on an after-tax basis, of the greater amount of the payment.

•

Mr. Grinberg’s unvested equity compensation grants will vest on death or a termination due to disability. In addition, his unvested equity compensation granted prior to January 1, 2012 will immediately vest on a change in control (with or without a termination of employment) and his unvested equity granted on or following January 1, 2012 will vest only if he is terminated following a change in control. Prior to its January 9, 2013 amendment, under Mr. Grinberg’s severance protection letter agreement, if he was terminated by the Company without Cause (which is defined in the severance protection letter agreement) or he terminated his employment for Good Reason (which is also defined in the severance protection letter agreement), he would have received one year of continued base salary, plus 100% of his target bonus, plus a prorated target bonus for the year of termination, plus one year of continued health benefits. In addition, his severance protection letter provides that if any payment or benefit that he receives pursuant to a change in control of the Company or otherwise would be subject to the excise tax under IRC Section 4999, then such payment will be reduced so that either (i) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (ii) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax (all computed at the highest applicable marginal rate), results in his receipt, on an after-tax basis, of the greater amount of the payment.

The table below shows the dollar amounts that would be payable to our NEOs if there had been a change in control and/or if their employment had been terminated on December 31, 2012 (and using a stock price of $30.62 in all instances) based on the following scenarios:

•	there is a change in control without a termination of employment (“single trigger”);

•	there is a change in control and there is a termination of employment without Cause or for Good Reason (“double trigger”);

•	there is no change in control and there is a termination of employment without Cause or for Good Reason;

•	death; and

•	disability.

In the case of Mr. Grinberg, the amounts below do not reflect the January 9, 2013 amendments to his agreement.

Name	Single Trigger Change in Control *	Double Trigger Change in Control *	Without Cause or for Good Reason	Death	Disability
George Lund	$918,600	$918,600	$918,600	$918,600	$918,600
J. Brandon Black	$1,486,700	$6,070,936	$3,457,475	$2,613,460	$2,613,460
Paul Grinberg	$1,041,169	$3,549,042	$1,284,563	$2,244,479	$2,244,479

*	Note: these amounts do not produce an excise tax under IRC Section 4999.

Compensation and Employment Arrangements for 2013

In 2013, we made the following changes regarding our NEO compensation and employment arrangements:

•

We hired Kenneth A. Vecchione to serve as our new CEO. Mr. Vecchione became the Company’s President on April 8, 2013 and will become CEO on May 31, 2013. His compensation arrangement includes a base salary of $825,000 and a target bonus of 100% of base salary. His annual long-term incentive compensation target is 200% of base salary. He was awarded 100,000 RSAs vesting 20% per year upon joining the Company. He is also provided with an annual housing allowance of $60,000. If his employment is terminated by the Company without Cause or by him for Good Reason (as such terms are defined in his severance protection letter agreement), he will be paid a severance consisting of 200% of his base salary, plus 200% of his 3-year average paid bonuses, plus a pro rata bonus for the year of termination if performance goals are actually achieved, plus 24 months of Company-provided COBRA. In addition, all of his unvested equity awards will fully vest. Mr. Vecchione has agreed to be subject to a two-year non-competition and non-solicitation agreement.

•

Mr. Black and the Company agreed to a transition and consulting agreement where Mr. Black would be paid $3,100,000 over a three-year period and receive Company-provided COBRA. This payment level generally was based on Mr. Black’s existing severance protection letter as well as his new obligations to provide consulting services to the Company over the next three years and to refrain from competing with the Company over the same three-year period.

•

Mr. Grinberg’s severance protection letter agreement was amended on January 9, 2013, in order to ensure continuity of his services through 2014. His amended severance protection letter agreement changes the severance amount to which Mr. Grinberg is entitled from 100% to 150% of his then-current salary in the event that his employment is terminated without Cause or he resigns for Good Reason (as such terms are defined in his amended severance protection letter agreement) at any time during the term of the amended severance protection letter agreement. The amended severance protection letter agreement also adds to the definition of “Good Reason” any resignation by Mr. Grinberg from the Company on or after July 1, 2014, so long as he provides the Company with 90 days prior written notice of such resignation. The amended severance protection letter agreement also changes the maximum number of months from 12 to 18 for which the Company will pay Mr. Grinberg’s COBRA continuation premiums for group health benefits. On January 9, 2013, Mr. Grinberg also entered into a letter agreement with the Company pursuant to which the Compensation Committee guaranteed Mr. Grinberg that his 2013 annual bonus will be paid out at least at its target amount. The Company also agreed to cover the relocation costs associated with Mr. Grinberg’s change in residence and to provide Mr. Grinberg with a monthly allowance for commuting expenses of $8,500.

•

The Compensation Committee in April 2013 adopted the Encore Capital Group, Inc. Compensation Recovery Policy under which the Compensation Committee may clawback incentive compensation erroneously paid, granted or awarded to a senior executive if it determines the senior executive has committed misconduct that causes demonstrably significant financial and reputational harm to the Company. If the Compensation Committee seeks recovery of incentive compensation erroneously paid to a senior executive, the Company will disclose this with specificity in a Form 8-K or other document filed with the Securities and Exchange Commission, so long as the underlying event has already been publicly disclosed in the Company’s filings with the Securities and Exchange Commission.

Other NEO Compensation Changes for FY 2012 and 2013

In 2012 the Compensation Committee continued to review the Company’s executive compensation practices and made the following changes:

•

Include in all equity awards made in 2012 and thereafter a double-trigger arrangement whereby accelerated or continued vesting will occur only if there is both a change in control and a termination of employment;

•	Use RSAs instead of RSUs, primarily to avoid application of IRC Section 409A;

•	Have 60% of the annual equity awards beginning in 2013 consist of PSAs; and

•	Qualify executive incentive compensation beginning in 2013 as “performance-based” compensation for purposes of IRC Section 162(m).

Fiscal 2012 Compensation Details

Introduction

The purpose of this compensation discussion and analysis (“CD&A”) is to provide information about each material element of compensation earned by our NEOs during our 2012 fiscal year. The following discussion and analysis should be read in conjunction with the “2012 Summary Compensation Table” and related tables and narrative that are presented in this proxy statement.

For our 2012 fiscal year, our NEOs were:

•	George Lund, our Executive Chairman;

•	J. Brandon Black, our President and CEO; and

•	Paul Grinberg, our Executive Vice President, CFO and Treasurer.

This CD&A addresses and provides the context behind the numerical and related information contained in the “2012 Summary Compensation Table” and related tables and includes the award of bonuses related to 2012 performance that occurred after the end of our 2012 fiscal year.

Fiscal 2012 Key Developments

Our compensation policy in 2012 was to maintain our existing compensation programs, but to implement several changes that we felt were necessary based on current market practices. Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal 2012 as approved by the Compensation Committee:

Increase base salaries. Following a compensation study conducted in 2011, the base salaries for Mr. Black and Mr. Grinberg were increased in 2012 to $600,000 and $425,000, respectively.

Performance-based compensation awards and payouts. Our executive compensation is linked to the achievement of performance targets or specific strategic objectives. As with past years, through the KCP, Mr. Black and Mr. Grinberg (but not Mr. Lund) were eligible to earn cash incentive compensation based upon achievement of specific EBITDA targets for fiscal year 2012 recommended and approved by the Compensation Committee and that are designed to challenge the executive team to high performance.

Our Compensation Philosophy and Purpose. The Compensation Committee is chartered with establishing and reviewing the performance and compensation of our NEOs and other executive officers. Incentive compensation arrangements are the cornerstone of the Compensation Committee’s executive compensation policies. Our compensation philosophy is to establish and maintain base salaries, bonus plans and equity-based compensation plans that will attract and retain qualified executive officers and key employees necessary for our continued successful operation and growth and ensure that management is rewarded appropriately for its contributions to our growth and profitability in alignment with our objectives and stockholder interests.

Ultimately, our compensation philosophy is generally focused on the following:

•

Pay for Performance and Experience. Base salaries are commensurate with the executive’s or key employee’s experience and expertise coupled with an assessment of: (i) the executive’s contribution to the Company, (ii) the responsibilities and experience of the executive, (iii) the terms of any applicable employment agreements and (iv) the recommendations of senior management. Incentive compensation is likewise tied to performance and experience.

•

Market Comparison. The Compensation Committee, with the assistance of outside consultants and/or management, periodically reviews market compensation data and other relevant information regarding total direct compensation structures, giving appropriate weight to the data from our market competitors. Our compensation programs must be competitive in order to retain our senior executives.

•

Alignment with Stockholder Interests. In general, the payment of our incentive compensation is dependent upon the achievement of targeted corporate operating measures as more specifically described below. We believe that basing a component of employee compensation on corporate results and performance aligns employee interests with stockholder interests. In addition, a portion of our executive compensation consists of stock incentives, including RSAs, PSAs, RSUs, PSUs and/or stock options, so that executives’ interests are further aligned with the interests of our stockholders.

•

Retention. We believe that our compensation program should be designed to attract and retain highly talented individuals critical to our success by providing competitive total compensation with significant retention features. Our equity awards are designed to retain our executives and other key employees, while also accomplishing our other compensation goals and objectives.

•

Severance. To provide sufficient assurances to our executives, the Compensation Committee approved severance protection arrangements for each of our current executives, which provide for certain payments if the executive’s employment is terminated without cause or if the executive resigns for good reason.

Role of the Compensation Committee. During 2012, the Compensation Committee consisted of J. Christopher Teets (Chairman), Warren Wilcox and Norman Sorensen (who joined the Compensation Committee on January 9, 2012). The Compensation Committee’s primary activity occurs following the close of the fiscal year, when the Committee: (i) approves grants of RSAs, PSAs, PSUs, RSUs and stock options; (ii) determines whether performance targets have been satisfied for performance-based equity granted during previous fiscal years; (iii) approves total compensation levels for our NEOs for the fiscal year just concluded, including any salary increases and cash bonuses; and (iv) approves payments under the KCP applicable to our NEOs for the current fiscal year.

Outside Consultants. The Compensation Committee has the specific authority to hire outside advisors and consultants in its discretion at the expense of the Company. In 2012, the Compensation Committee engaged Vedder Price to assist it in carrying out the Company’s executive compensation programs. The Compensation Committee has assessed the independence of Vedder Price pursuant to SEC rules and determined that Vedder Price is independent and its work for the Compensation Committee does not raise any conflict of interest.

Compensation Committee’s Action in 2012

In 2012, the Compensation Committee took the following actions with respect to our executive compensation programs in 2012:

•

Single-trigger vs. double-trigger accelerated vesting of equity grants on a change in control. Previously, we provided our NEOs and other top executives with accelerated vesting of equity awards on the occurrence of a single-trigger. The Compensation Committee decided that all future equity grants will accelerate or continue to vest only on the occurrence of both a change in control and certain terminations of employment (death and a termination due to disability are still single-trigger);

•	Performance shares. Beginning in 2013, we use PSAs for all or a portion of the equity compensation program;

•	Section 162(m). Beginning in 2013, qualify incentive compensation as “performance-based” compensation for purposes of tax deductibility under IRC Section 162(m); and

•	Increase in base salaries. In 2012, the Compensation Committee reviewed the compensation data described below under the heading “Executive Compensation Comparisons.” While no specific data point or collections of data points were used to set annual base salaries, the Compensation Committee took these data points into account to determine what it considered to be competitive base salaries for our NEOs.

Other Compensation Committee Action for 2012

The Compensation Committee continued its review of the Company’s executive compensation programs during 2012, specifically reviewing the following:

•	deferred compensation/split-dollar arrangements for our NEOs; and

•	executive termination arrangements (both for change-in-control and non-change-in-control circumstances).

Executive Compensation Comparisons

The Compensation Committee annually takes into consideration evolving market practices, to ensure that it remains informed of current practices when making compensation decisions. In 2011, the Compensation Committee engaged Vedder Price to extract, compile, assemble and provide to the Compensation Committee a large volume of executive compensation data for comparison purposes.

Vedder Price and the Compensation Committee created the following four “comparison groups”:

•	industry group (with annual revenues between $100 million and $5 billion)

•	annual revenue group (with annual revenues between $350 million and $410 million)

•	annual net income group (with annual net income between $45 million and $55 million)

•	market capitalization group (with market capitalizations between $500 million and $650 million).

A full list of the comparison companies are set forth in Appendices A, B, C and D at the end of our proxy statement filed on April 27, 2012. The Compensation Committee reviewed this compensation data and took the data into account in setting compensation levels for our NEOs for 2012; however, the data in and of itself did not determine these compensation levels. While this comparison is similar to benchmarking, the Compensation Committee considers its review of this data to be a comparison and not a benchmarking.

In addition, the Compensation Committee closely reviewed the executive compensation data at a group of peer companies consisting of Asset Acceptance Capital Corp., Asta Funding, Inc., NCO Group, Inc. and Portfolio Recovery Associates, Inc. These companies were selected because they are close industry peers to the Company and, with the exception of NCO Group, Inc., all publicly traded companies. As in previous years, the Compensation Committee considers the compensation practices of these peer companies; however, it does not use peer group data to base, justify or provide a framework for compensation decisions. The Compensation Committee also does not target any element of compensation or total compensation to a specific range within the peer group. Rather, it uses peer group data to obtain a general understanding of current compensation practices and to aim to provide total compensation packages that are competitive with prevailing practices in our industry.

Role of Executives in the Compensation Setting Process

The Compensation Committee generally solicits management’s assistance in determining executive compensation as it deems appropriate. For 2012, the Compensation Committee determined salary levels, bonus and equity awards for Mr. Black and Mr. Grinberg in collaboration with Mr. Lund. Mr. Lund’s salary is determined solely by the Compensation Committee. The Compensation Committee looks to the Human Resources department and its outside advisors for advice regarding the design and implementation of compensation plans, programs and practices. Representatives from the Human Resources department, as well as Mr. Lund, often attend portions of Compensation Committee meetings to make presentations regarding, and to discuss management’s viewpoint of, various compensation issues.

Elements of our Compensation Program

Our compensation plans are designed to provide a competitive total compensation package consistent with our performance in the marketplace. The compensation program for each of our NEOs includes:

•	base salary;

•	annual cash incentive bonus;

•	equity-based compensation incentives;

•	severance protection and/or change-in-control arrangements; and

•	participation in other benefit plans and programs.

While executives have more of their total compensation at risk than other employees, the principles that serve as the basis for our NEO compensation practices apply to the compensation plans for all employees who are eligible for incentive compensation; namely, corporate and individual performance drive incentive compensation.

Processes and Procedures for Considering and Determining Executive and Director Compensation

Base Salary. The first component of our NEO compensation package is base salary. Our philosophy is to pay base salaries that are commensurate with the NEO’s experience and expertise, taking into account competitive market data for NEOs with similar backgrounds, experience and expertise. The factors considered by the Compensation Committee in making its evaluation and determination regarding the appropriateness of base salary include:

•	an assessment of each NEO’s contribution to the Company;

•	the responsibilities and experience of each NEO;

•	competitive market data, individual performance and other relevant information regarding base salary structures;

•	the terms of any applicable employment agreements;

•	the detriment to us should the NEO leave the Company’s employ; and

•	the recommendations of senior management.

The Compensation Committee generally reviews each NEO’s base salary and benefits on an annual basis and from time to time as it deems appropriate.

With respect to its periodic review of salaries for our NEOs and other executives in 2012, the Compensation Committee considered data provided by our management in 2011, which included an assessment of corporate performance, as well as individual performance of each NEO. The base salaries set for 2012 were believed to be consistent with our compensation philosophy, which attempts to establish a strategic balance between “pay at risk” and market competitiveness. In particular, the increase in Mr. Black’s and Mr. Grinberg’s base salaries to annual rates of $600,000 and $425,000, respectively, effective March 1, 2012, were determined to be consistent with competitive levels and did not constitute merit increases.

There was no change to Mr. Lund’s annual base salary in 2012, which remained at $500,000 and which had been set by the Compensation Committee in July 2009 upon his appointment as Executive Chairman. The Compensation Committee believes that Mr. Lund’s base salary remains competitive and commensurate with his role and responsibilities at the Company.

We disclose the salary earned in 2012 by our NEOs in the “Salary” column of the “2012 Summary Compensation Table.”

Annual Cash Incentive Bonus. The second component of our NEO compensation package is an annual cash incentive bonus program under our KCP. Pursuant to the terms of the KCP, each NEO’s target bonus is a stated percentage of his base salary; however, our NEOs would not receive a bonus if threshold performance goals are not met. The Compensation Committee does have the authority not to award a bonus or to award a bonus that is greater or less than the specified payout under the KCP. Actual bonuses paid to our NEOs under the KCP are based upon (i) achievement of our corporate performance against pre-established, targeted operating measures and (ii) the Compensation Committee’s discretion to increase or decrease the payout above or below the earned payout. The Compensation Committee believes that variable bonus opportunities provide higher rewards for higher performers and drive the successful achievement of short-term critical business objectives. Mr. Lund’s compensation package excludes participation in the KCP otherwise available to the Company’s other NEOs.

Based on the Company’s annual strategic operational and financial objectives for fiscal year 2012, a Board-approved, Company EBITDA target of $137.5 million, representing a 11.4% increase over 2011 target EBITDA of $123.4 million, was established as the appropriate operating measure by the Compensation Committee for determining bonus awards to our NEOs under the KCP. Payouts at target would be equal to 100% of base salary for each of Mr. Black and Mr. Grinberg and actual levels based on three times the Company performance over target. EBITDA as calculated by us may be adjusted for unusual items at the Compensation Committee’s discretion. Actual EBITDA for 2012 was $159.5 million, representing an increase of 27.6% over 2011 actual EBITDA of $125.0 million and resulting in a cash bonus payout under the KCP at 148% of target. After considering the Company’s outstanding performance in 2012, and noting both the year-over-year EBITDA growth and maintenance of the Company’s stock price during a volatile time period, as well as noting the EBITDA targets that had been set, the Compensation Committee used its discretion to increase the payout under the KCP above the earned payout which resulted in a bonus payout to each of Mr. Black and Mr. Grinberg at 150% of base salary. Information on the 2012 bonuses awarded to Mr. Black and Mr. Grinberg can be found in the Summary Compensation Table.

Equity-Based Compensation Incentives. The third component of our NEO compensation package is equity-based compensation incentives, which have traditionally taken the form of non-qualified stock options, RSUs, PSUs and RSAs. The Compensation Committee considers annual grants of stock options, RSUs, PSUs and RSAs to our NEOs and key employees to more closely align the interests of our executive officers and key employees with the long-term interests of the Company and our stockholders and to assist in promoting executive retention. Beginning in 2013, the Compensation Committee determined that 60% of the NEOs annual equity grants should be in the form of PSAs, as described more fully below.

Long-Term Incentive Program. The Compensation Committee implemented a long-term incentive program under the our 2005 Stock Incentive Plan (the “2005 Plan”) with the intent of making annual grants of RSUs or RSAs and/or non-qualified stock options to executive officers and other eligible employees. Our standard form of equity award agreement for our executive officers and directors provides for vesting acceleration upon a change in control, death or disability. We believed during the first half of 2011 that this was consistent with the practices of many other companies for their senior executives and allows them to provide continued dedication and efforts in such event without undue concern for their financial security.

We did not consider issuing RSUs prior to 2005. Historically, stock option grants were given favorable accounting and tax treatment and, given that stock option grants are extremely common in the markets in which we operate, we had no compelling reason to look to other forms of equity compensation until the implementation of Statement of Financial Accounting Standards No. 123 (revised) (now referred to as “FASB ASC Topic 718”) changed the accounting treatment for stock options effective in 2005. Since the implementation of FASB ASC Topic 718, many public companies have begun issuing RSUs. We believe that one advantage to using RSUs is that we can issue fewer shares to achieve the same value when compared to stock option grants, which will be less dilutive to our stockholders. At the same time, grants of RSUs confer potential benefits on the recipient upon vesting regardless of the performance of our stock price.

The aggregate value of annual equity awards granted to our executives and other employees is a discretionary amount determined by the Compensation Committee taking into account the dilutive effect to stockholders, market data, historic award data and availability of shares under the 2005 Plan. The available pool of shares that are granted to eligible employees each year is targeted at an annual aggregate dilution range of 1.5% to 2.25% of the Company’s shares outstanding. The pool is apportioned at the discretion of the Compensation Committee among our NEOs, executive officers and other employees taking into account individual performance, the individual’s ability to drive Company results, leadership potential and retention. Equity awards for 2012 and previously were generally granted as a mix of stock options and time based RSUs or RSAs at a 2:1 ratio. Stock options have an exercise price equal to the fair market value on the date of grant and stock options and RSUs generally vest over a three-year period.

Equity-Based Compensation Incentives for 2012. The Company strives to make equity-based compensation grants for a particular year during the first quarter following fiscal year end based on an assessment of the NEO’s performance for that fiscal year. Accordingly, in recognition of their services and our outstanding performance in 2012 on April 6, 2012, the Compensation Committee made grants to our NEOs and other employees of RSAs, RSUs and non-qualified stock options to purchase shares of our common stock at the closing market price on the date of grant. The Compensation Committee approved grants of RSAs and non-qualified stock options to each of Mr. Black and Mr. Grinberg in the amounts of 23,000 RSAs and 50,000 non-qualified stock options to purchase shares of the Company’s common stock at the closing market price on the date of grant. The size of the 2012 equity awards to Mr. Black and Mr. Grinberg were less than the grants made to them in March 2011. In addition, the Company used RSAs instead of RSUs to eliminate any application of IRC Section 409A. The RSAs and non-qualified stock options granted to Mr. Black and Mr. Grinberg were subject to vesting in annual increments over a three-year period. Recommendations from the Executive Chairman and management were taken into account in determining the size of these equity awards. Management’s recommendations were based on an assessment of the performance of the NEOs during the fiscal year, an assessment of Company performance during the fiscal year and were generally made within historical equity-based compensation grant practices. The Compensation Committee generally takes management’s recommendations under advisement and makes its own independent determination based upon an assessment of the same factors.

Pursuant to the 2005 Plan, the Compensation Committee also approved on August 23, 2007, certain EBITDA targets (the “EBITDA Targets”) for the grant of PSUs to Mr. Black and Mr. Grinberg. The EBITDA Targets would be achieved and the full amount of the award would be paid if EBITDA increased by 50% from fiscal year 2007 to fiscal year 2011. Based on the achievement of the EBITDA Target of $120 million and pursuant to terms and conditions set forth in their respective PSU grant notices and agreements, the EBITDA Targets were satisfied and 25% of Mr. Black and Mr. Grinberg’s PSUs with respect to the August 23, 2007 award vested. This resulted in an award on February 9, 2012 to Mr. Black of 10,613 vested PSUs and to Mr. Grinberg of 2,500 PSUs. Prior to that, based on the achievement of the EBITDA Target of $100 million and pursuant to terms and conditions set forth in their PSU grant notices and agreements, the EBITDA Targets were satisfied and 50% of Mr. Black and Mr. Grinberg’s PSUs had vested, which resulted in an award on February 14, 2011 to Mr. Black of 21,225 vested PSUs and to Mr. Grinberg of 5,000 PSUs. In establishing the number of PSUs that the NEOs were eligible to receive upon achievement of the EBITDA Targets, the Compensation Committee considered the individual’s contribution to the Company, the Company’s performance and the Committee’s own historical grant practices.

Severance Protection Agreements. Both Mr. Black and Mr. Grinberg are parties to executive severance protection agreements, which are discussed below in the “Potential Payments Upon a Termination or Change in Control” section. The severance protection agreements are designed to compensate the executives for playing a significant role in managing our affairs and are intended to provide an important “safety net” that allows these executives to focus on our business and pursue the course of action that is in the best interests of our stockholders by alleviating some concerns regarding their personal financial well-being in the event of a termination or change-in-control transaction. We believe that the provisions of our severance arrangements with Mr. Black and Mr. Grinberg are consistent with the principal objectives of our compensation programs. We believe that the compensation elements that would be triggered upon termination are consistent with the market in which we operate and at appropriate levels when viewed in relation to the benefits the executives provide us and our stockholders and the overall value of the Company. The executives are subject to certain restrictions in exchange for receiving the financial and other benefits under their agreements, as described in more detail in the “Potential Payments Upon a Termination or Change in Control” section. We believe imposition of these restrictions serves our best interests and the best interests of our stockholders.

Other Benefits and Programs. Our NEOs are eligible to participate in benefit programs designed for all of our full-time employees during the period of their employment. These programs include a tax qualified 401(k) savings plan and medical, dental, disability and life insurance programs. In addition, our NEOs as well as other key employees were previously eligible to participate in our non-qualified deferred compensation plan; however, as of mid-year 2009, no new deferrals were allowed for 2009 or beyond. The plan permitted deferral of a portion of the participant’s compensation until a specified period of time, and the participants were able to invest the amounts deferred in “reference accounts” that mirror the performance of separate accounts offered by Principal Financial Group. The primary purpose of this plan was to provide an opportunity for additional tax-deferred retirement savings to our executives and key employees whose contributions to our 401(k) plan may be subject to limitation under applicable IRS regulations. More detail related to the operation of our non-qualified deferred compensation plan is provided in the “Non-Qualified Deferred Compensation” section. We also offer an executive health screening program whereby our executives may obtain a comprehensive physical examination, currently valued at approximately $3,000, once every three years.

We also maintain split-dollar life insurance on certain of our NEOs that is financed by participant contributions to our non-qualified deferred compensation plan. This insurance is maintained for Mr. Black and Mr. Grinberg and in the current approximate amounts listed in the table below. Pursuant to this program, the Compensation Committee authorized the Company to enter into split-dollar agreements with the participants whereby ten percent of the total benefit payable in the event of death would be payable to the beneficiaries of such participants. The net death benefit for Mr. Black and Mr. Grinberg as of March 28, 2013 is set forth below:

Net Death Benefit
J. Brandon Black	$6,868,631
Paul Grinberg	$7,152,807

Perquisites. We did not provide material executive perquisites to our NEOs in 2012, other than a housing allowance of up to $60,000 per year to Mr. Lund and the reimbursement in 2012 of Mr. Grinberg’s moving expenses in the amount of $123,159.

Tax Considerations

Compliance with Internal Revenue Code Section 162(m). IRC Section 162(m) generally provides that public companies cannot deduct non-performance based compensation paid to the Company’s NEOs, excluding the CFO, in excess of $1 million per year. To the extent feasible, we take IRC Section 162(m) requirements for deductibility into account when structuring executive compensation and stock options granted to the applicable NEOs are intended to qualify for the performance-based exception. However, the Compensation Committee believes that the Company must be able to attract, retain and reward the executive leadership necessary to execute our business strategy. Therefore, the Compensation Committee may authorize compensation that may not be deductible if it believes this is in the best interests of the Company and our stockholders. For FY 2012, a portion of the compensation payable to Mr. Black and Mr. Grinberg exceeded the $1 million deductibility limit by $3,159,736 and $1,533,665, respectively. This was due to the vesting of time based RSUs and PSUs granted in prior years, as well as the payment of salary and bonuses.

Other Matters Relating to Executive Compensation

Speculative and Hedging Transactions. We have a comprehensive insider trading policy that, among other things, provides that our employees, officers, directors and key consultants shall not engage in speculative transactions such as short sales, or the purchase or sale of puts, calls or other derivatives of our securities. The purpose of this policy, among other things, is to assist our employees in avoiding potential conflicts of interest that could result in unwanted perceptions and negative impact on our stock price. The policy also discourages the purchase of Company securities on margin and contains additional restrictions applicable to insiders, including our executive officers and directors. Insiders are permitted to engage in forward sales, collars or other hedging transactions only with the prior approval of the Board or the Executive Chairman after consultation with a majority of the Board.

Stock Option Grants. While we do not have a formal policy, our stock options and other grants are priced at market value on the date of grant (generally the date of Board or Compensation Committee approval). In March 2011, the Compensation Committee adopted a suggested annual timeline for the award of equity grants to employees of the Company and our subsidiaries. Subject to approval by the Compensation Committee, annual equity awards will typically be made to officers and key employees in March of each year to coincide with an open trading window.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During all of 2012, the members of the Compensation Committee were Mr. J. Christopher Teets and Mr. Warren Wilcox. Mr. Norman Sorensen became a member of the Compensation Committee on January 9, 2012. None of the Compensation Committee members had an interlocking relationship, as defined in the SEC rules, with our executive officers or with directors of another entity during the last fiscal year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and its discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

J. Christopher Teets, Chairman

Warren Wilcox

Norman Sorensen (joined January 9, 2012)

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES

Following a risk assessment of the Company’s compensation policies and practices, the Company does not believe there are any risks from the Company’s compensation policies and practices for its employees that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from our employee compensation policies and practices. The Compensation Committee reviewed our compensation policies and practices in 2011 and concluded that they are reasonable, align the interests of our employees with our stockholders and do not contain features that may encourage excessive risk. Additionally, we believe that our performance-focused executive compensation policies highlighted below, and described in detail in our Compensation Discussion and Analysis, discourage inappropriate or excessive risk taking by our executive officers:

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Payment of incentive compensation to executive officers is dependent upon the combination of achievement of targeted corporate operating measures and individual performance. We believe our performance targets have been appropriately designed to mitigate risk and align the interests of our executive officers with stockholder interests.

•

Our Executive Chairman, who collaborates with the Compensation Committee to determine appropriate bonus awards under the KCP for our CEO and CFO and oversees their performance, is not eligible to receive a bonus under the KCP providing for objective assessment of achievement of KCP targets.

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A portion of our executive compensation is comprised of stock options, RSAs, PSAs, PSUs and RSUs, which creates a long term performance focus for our executive officers and discourages excessive or inappropriate emphasis on short term results.

•

The Company’s focus on ethics and strict adherence to its internal controls and procedures further mitigate inappropriate risk taking with respect to our compensation practices. We believe that we have the appropriate controls in place to effectively mitigate the risk that our executives would act inappropriately to manipulate incentive compensation payouts or receive payouts without regard to performance.

2012 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation earned by, or paid to, each of our NEOs for services provided to us and our subsidiaries for the year ended December 31, 2012, 2011 and 2010. Our NEOs for 2012 were our Executive Chairman, our President and CEO and our Executive Vice President, CFO and Treasurer.

Name and Principal Position	Year	Salary		Bonus		Stock Awards (1)		Option Awards (2)		Non-Equity Incentive Plan Compensation	All Other Compensation (3)			Total
George Lund(1)	2012		$500,000		—		—		—	—		$30,000	(4)		$530,000
Executive Chairman	2011		$500,000		—		—		—	—		$62,500			$562,500
	2010		$500,000		—		$1,766,300		—	—		$62,500			$2,328,800

J. Brandon Black,	2012		$565,976		$12,000		$509,910		$597,915	$888,000		$6,574	(5)		$2,580,375
President and Chief	2011		$431,833		$770,000		$579,275		$737,797	—		$4,125			$2,523,030
Executive Officer	2010		$424,298		$770,000		$447,500		$497,410	—		$4,125			$2,143,333

Paul Grinberg,	2012		$400,437		$6,000		$509,910		$597,915	$629,000		$129,412	(6)		$2,272,674
Executive Vice President, Chief Financial Officer and Treasurer	2011 2010	$ $	303,617 298,308	$ $	545,000 545,000	$ $	579,275 340,100	$ $	737,797 358,135	— —	$ $	4,125 4,125		$ $	2,169,814 1,545,668

(1)	Amounts in this column represent the grant date fair value of time-based and performance-based RSA and RSU awards granted during our 2012, 2011 and 2010 fiscal years, computed in accordance with FASB ASC Topic 718. The amounts reported do not correspond to the actual value that may be recognized by our NEOs, which may be higher or lower based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. For information on the assumptions used in calculating the amounts reported, see Note 12 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2012, 2011 and 2010. No equity has been granted during 2013.
(2)	Amounts in this column represent the aggregate grant date fair value of stock options granted during our 2012, 2011 and 2010 fiscal years, computed in accordance with FASB Topic 718. The amounts reported do not correspond to the actual value that may be recognized by our NEOs, which may be higher or lower based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. For information on the assumptions used in calculating the amounts reported, see Note 12 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2012, 2011 and 2010.
(3)	Amounts in this column include matching contributions to our 401(k) plan.
(4)	Includes a housing allowance to Mr. Lund in the amount of $30,000.
(5)	Includes a Company-paid physical for Mr. Black in the amount of $1,900 and the payment of premiums for a split-dollar life insurance policy on the life of Mr. Black in the amount of $424.
(6)	Includes (a) moving expenses payable to Mr. Grinberg in the amount of $123,159, which included transportation and moving costs, real estate costs associated with the purchase of a residence and miscellaneous expenses payable to Mr. Grinberg and (b) the payment of a premium for a split-dollar life insurance policy on the life of Mr. Grinberg in the amount of $628.

2012 GRANTS OF PLAN-BASED AWARDS

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2012:

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards (1) Threshold ($) Target ($) Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards $/Share	Grant Date Fair Value of Stock and Option Awards $(3)
George Lund	—	—	—		—	—	—

J. Brandon Black		436,364 600,000 888,000
	4/6/2012		23,000	(4)		—	$509,910
	4/6/2012				50,000	$22.17	$597,915

Paul Grinberg		309,091 425,000 629,000
	4/6/2012		23,000	(4)		—	$509,910
	4/6/2012				50,000	$22.17	$597,915

(1)	Represents payouts under the Company’s KCP for 2012. Payouts under the KCP for 2012 were based on the Company’s EBITDA performance relative to pre-established EBITDA targets. Payouts were equal to 150% of base salary for Mr. Black and Mr. Grinberg.
(2)	Represents grants of stock options under the 2005 Plan. The options granted to Mr. Black and Mr. Grinberg vest in three equal annual installments on each of March 9, 2013, March 9, 2014 and March 9, 2015. Vesting of each award accelerates upon death, disability or certain terminations following a change in control.
(3)	Amounts in this column represent the grant date fair value of equity awards, computed in accordance with FASB ASC Topic 718. For information on the assumptions used in calculating the amounts reported, see Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(4)	Represents awards of RSAs under the 2005 Plan. The RSAs granted on April 6, 2012 vest in three equal annual installments on each of March 9, 2013, March 9, 2014 and March 9, 2015. In addition, vesting of each award accelerates upon death, disability or certain terminations following a change in control.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning stock option awards, RSAs and RSU awards that were outstanding and vested or unvested as of December 31, 2012 with respect to our NEOs. Vesting of each award issued prior to January 1, 2012 accelerates upon death, disability or a change in control and of vesting of each award issued on or following January 1, 2012 accelerates upon death, disability or certain terminations following a change in control.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
George Lund	250,000		—		$12.12	8/27/2018
	470,000		—		$12.40	7/10/2019
							30,000	(2)	$918,600
J. Brandon Black…	255,930		—		$15.42	5/3/2015
	84,900		—		$10.92	8/23/2017
	23,333		—		$2.89	3/9/2019
	33,334	(3)	16,666	(3)	$17.90	2/25/2020
	18,000	(4)	36,000	(4)	$24.65	3/15/2021
	—		50,000	(5)	$22.17	4/6/2022
							8,333	(6)	$255,156
							15,666	(7)	$479,693
							23,000	(8)	$704,260
										10,612	(9)	$324,939
Paul Grinberg	32,999		—		$16.19	11/1/2015
	24,000	(3)	12,000	(3)	$17.90	2/25/2020
	18,000	(4)	36,000	(4)	$24.65	3/15/2021
	—		50,000	(5)	$22.17	4/6/2022
							6,333	(6)	$193,916
							15,666	(7)	$479,693
							23,000	(8)	$704,260
										2,500	(9)	$76,550

(1)	Market value for RSU awards was calculated using the closing price of $30.62 per share for our common stock on December 31, 2012.
(2)	The RSA vests as follows: 23,000 shares vested on February 20, 2011; 17,000 shares vested on February 20, 2012; 15,000 shares vested on February 20, 2013; and 15,000 shares vest on February 20, 2014. In addition, vesting may accelerate upon: (a) termination due to death or disability or by the Company without cause; (b) upon a change in control; or (c) at the discretion of the Compensation Committee.
(3)	The option vests in three equal annual installments on each of March 9, 2011, March 9, 2012 and March 9, 2013. Vesting accelerates in full upon death, disability or a change in control.
(4)	The option vests in three equal annual installments on each of March 9, 2012, March 9, 2013 and March 9, 2014. Vesting accelerates in full upon death, disability or a change in control.
(5)	The option vests in three equal annual installments on each of March 9, 2013, March 9, 2014 and March 9, 2015. Vesting accelerates in full upon death, disability or certain terminations upon a change in control.

(6)	Amounts reported represent awards of RSUs granted pursuant to the 2005 Plan on February 25, 2010. The RSU award vests in three equal annual installments on each of March 9, 2011, March 9, 2012 and March 9, 2013. Vesting accelerates in full upon death, disability or a change in control.
(7)	Amounts reported represent awards of RSUs granted pursuant to the 2005 Plan on March 15, 2011. The RSU award vests in three equal annual installments on each of March 9, 2012, March 9, 2013 and March 9, 2014. Vesting accelerates in full upon death, disability or a change in control.
(8)	Amounts reported represent awards of RSAs granted pursuant to the 2005 Plan on April 6, 2012. The RSA award vests in three equal annual installments on each of March 9, 2013, March 9, 2014 and March 9, 2015. Vesting accelerates in full upon death, disability or certain terminations upon a change in control.
(9)	Amounts reported represent awards of PSUs intended to qualify as performance-based compensation and granted pursuant to the 2005 Plan on August 23, 2007. The PSUs vest in increments of 50%, 25% and 25% on the date of announcement of earnings for the calendar year in which a predetermined EBITDA target is achieved, subject to continuous service requirements, and provided that any PSUs for which the requisite earnings target has not been achieved by the end of calendar year 2012 will be forfeited. Vesting accelerates in full upon death, disability or a change in control. Pursuant to certification by the Compensation Committee on February 8, 2011 as to partial achievement of these performance goals, 50% of the shares vested on February 14, 2011 and an additional 25% of the shares vested on each of February 9, 2012 and February 13, 2013. The 10,612 PSUs granted to Mr. Black and the 2,500 PSUs granted to Mr. Grinberg were fully earned on February 13, 2013.

2012 OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to options exercised and RSA, RSU and PSU awards that vested for each of our NEOs during the fiscal year ended December 31, 2012.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
George Lund	—		—	17,000	$418,200
J. Brandon Black	124,070	(3)	$1,949,487	38,446	$873,848
Paul Grinberg	36,665	(4)	$827,957	53,333	$1,375,484	(5)

(1)	Represents the difference between the exercise price of the option and the market price of the shares, multiplied by the number of shares for which the option was exercised.
(2)	Represents the number of shares acquired on vesting of RSUs multiplied by the market value of the underlying shares on the vesting date.
(3)	Reflects two cash transactions by Mr. Black which were effected pursuant to a 10b5-1 plan entered into by Mr. Black on August 27, 2012.
(4)	Reflects six same-day-sale transactions by Mr. Grinberg effected pursuant to a 10b5-1 plan entered into by Mr. Grinberg on June 15, 2012.
(5)	Includes: (a) one PSU award granted on August 23, 2007, which vested as to 2,500 shares, representing 25% of the award, on February 9, 2012 and (b) one RSU award granted on February 25, 2010, which vested as to 4,533 shares, representing 33% of the award, on March 9, 2012, with respect to which there are deferral elections in place. Under the terms of the deferral elections, deferred shares will not be released to Mr. Grinberg until the earlier of (i) his separation from service to the Company or (ii) a Change in Ownership of the Company, with those terms have the meanings defined under IRC Section 409A.

2012 NON-QUALIFIED DEFERRED COMPENSATION

The table below includes certain information with respect to amounts deferred by our NEOs pursuant to our non-qualified deferred compensation plan as of the fiscal year ended December 31, 2012.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
George Lund (3)	—	—	—	—	—
J. Brandon Black	—	—	$8,307	—	$59,061
Paul Grinberg	—	—	—	—	—

(1)	Historically, Company contributions made on behalf of our NEOs under our non-qualified deferred compensation plan have been reported in the “Summary Compensation Table” under All Other Compensation and quantified in the footnotes to the table. No such contributions were made on behalf of our NEOs in fiscal years 2007 through 2012, and accordingly, no contributions were included in the applicable “Summary Compensation Table.”
(2)	The amounts shown are not reflected in the “2012 Summary Compensation Table.”
(3)	Mr. Lund was not eligible to participate in our non-qualified deferred compensation plan during 2012.

We previously offered our non-qualified deferred compensation plan to our NEOs as well as other key employees; however, since mid-year 2009, no new deferrals were allowed.

The non-qualified deferred compensation plan permitted deferrals of between 5% to 80% of a participant’s salary and 5% to 100% of a participant’s paid bonus. Amounts deferred were placed in a trust. For 2012, no Company contributions were made. However, we have, in the past, made contributions for certain executives, subject to vesting restrictions. Participants in the plan can direct the investment of their deferred compensation in “reference accounts” that mirror the performance of separate accounts offered by Principal Financial Group. The reference accounts available for investment, and the annualized rates of return realized in each during 2012, are listed below.

Name of Fund	Rate of Return in 2012 (%)	Name of Fund	Rate of Return in 2012(%)
Invesco AIM V.I. International Growth	15.72	Principal Diversified International	18.44
Invesco AIM V.I. Small Cap Equity	13.89	Principal Bond & Mortgage Securities	7.54
American Century VP Value	14.58	Principal MidCap Blend	19.44
Fidelity VIP Contrafund	16.14	Principal Money Market	0
Fidelity VIP MidCap	14.56	Principal Real Estate Securities	17.17
Fidelity VIP High Income	13.97	Vanguard VIF Balanced	12.56
JP Morgan Small Cap Value I	21.73	Vanguard VIF Equity Index	15.86
JP Morgan Small Cap Core	19.73	Vanguard VIF MidCap Index	15.82
Janus Aspen Enterprise	16.99

Participants in our non-qualified deferred compensation plan can elect to withdraw funds in their accounts in one of the following manners:

•

In-service distribution. Participants can elect for distributions to be made at least five years from the year of deferral. In-service distribution in this case can be made in one lump sum or in annual installments for up to 20 years. Participants can elect to re-defer amounts at least five more years if the election is made at least 12 months prior to distribution, but cannot accelerate the time period over which payments are made.

•

College savings distribution. Participants can elect for annual distributions to be made over a six year period, to begin at least three years following the year of deferral. Participants can elect to re-defer amounts at least five more years if the election is made at least 12 months prior to distribution.

•

Retirement distribution. Participants can elect for distributions to be made upon retirement either at age 55 if the participant has at least three years of service at the Company, or age 65 if less than three years of service. Payments can be made in one lump sum or in annual installments for up to 20 years. Participants can elect to re-defer amounts at least five more years or change their distribution option if the election is made at least 12 months prior to distribution, but cannot accelerate the time period over which payments are made.

If the participant’s employment is terminated prior to the distribution date, subject to compliance with IRC Section 409A and applicable treasury regulations, the vested portion of the participant’s account balance is paid based on the participant’s prior election upon termination. If the participant dies prior to the distribution date and prior to retirement, all funds become immediately vested and are distributed either in one lump sum or in annual installments to named beneficiaries, in accordance with the participant’s election. If the participant dies following retirement while distribution payments are being made, payments continue to be made to named beneficiaries. In addition, participants can withdraw all vested funds or a portion of these funds prior to their elected distribution date in the case of certain hardship situations or permanent disability.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

This section describes the payments that may be made to our NEOs upon separation pursuant to individual agreements, based on certain assumptions or the circumstances described below. We do not have a separate plan offering separation payments other than the payments offered under these individual agreements, as described in more detail below. For more information on amounts payable to our NEOs under our non-qualified deferred compensation plan upon termination and other elected payout events pursuant to that plan, see the “Non-qualified Deferred Compensation” table and accompanying narrative above.

Severance Protection Agreements – Mr. Black and Mr. Grinberg

On March 9, 2009, the Compensation Committee approved severance protection agreements for Mr. Black and Mr. Grinberg, and the agreements were signed on March 12, 2009. The Company amended the severance protection agreement for Mr. Grinberg on January 9, 2013. The terms and conditions of the severance protection agreements for Mr. Black and Mr. Grinberg are substantially the same, except as otherwise described below. Mr. Lund does not have a severance protection agreement.

Basic Assumptions.

The tables presented in this section were prepared assuming each event triggering a payment or other benefit occurred on December 31, 2012 using the base salaries in effect and the share price of our common stock as of that day (both as required by the SEC). Amounts for accrued but unpaid wages, accrued but unused paid-time off and reimbursable expenses payable upon separation are not reported in the “Salary” column because those are generally amounts that the employee is legally entitled to or amounts that all employees would be entitled to upon similar termination or resignation.

We note that because a change in control did not occur on December 31, 2012, and the executives were not terminated on that date, these tables are merely estimates intended to give the reader a general idea of possible payments upon a termination or change in control. There can be no assurance that a change in control would produce similar results to those described below if it were to occur in the future.

Payments upon a Termination “Without Cause” or for “Good Reason.”

•

Pursuant to the terms of the March 12, 2009 severance protection agreements, if the employment of Mr. Black or Mr. Grinberg is terminated without Cause (as defined below) or the executive resigns for Good Reason (as defined below) at any time during the term of his respective agreement, upon execution and delivery of a release and waiver of claims, the executive is entitled to continuation of his then-current salary, less applicable taxes and withholdings, for the following periods immediately following the executive’s date of termination: (i) 24 months in the case of Mr. Black and (ii) 12 months in the case of Mr. Grinberg. The executive would receive these payments in accordance with our regular payroll schedule. In addition, if the executive is terminated without Cause or resigns for Good Reason, he will receive bonus payments in the following amounts: (A) for Mr. Black, two times the average of his last three annual bonus payments on the earlier of when bonuses are paid to other employees for the year of his termination or 75 days following the end of such year, plus an additional amount paid at such time equal to the prorated portion of his target bonus for the year of termination up to the date of termination and (B) for Mr. Grinberg, his target annual bonus for the year of his termination on the earlier of when bonuses are paid to other employees or 75 days following the end of such year, plus an additional amount paid at such time equal to the prorated portion of his target bonus for the year of termination up to the date of termination. If no target bonus has been set for the year in which termination occurs, (i) Mr. Black will receive a prorated portion of the average of his last three annual bonus payments and (ii) Mr. Grinberg will receive an amount equal to the average of his last three annual bonus payments plus a prorated portion of such average bonus. The terms of the agreement include a provision to pay COBRA continuation premiums for group health benefits or other individual health insurance premiums (to the extent the maximum COBRA period has been exceeded in the case of Mr. Black) for up to (i) 24 months for Mr. Black and (ii) 12 months for Mr. Grinberg, subject to the executive not obtaining substantially comparable health benefits from a subsequent employer. The total amount of payments that would be owed to Mr. Black and Mr. Grinberg assuming a termination without Cause or resignation for Good Reason on December 31, 2012 are provided in the table below.

•

Mr. Grinberg’s severance protection letter agreement was amended on January 9, 2013, in order to ensure continuity of his services through 2014. His amended severance protection letter agreement changes the severance amount to which Mr. Grinberg is entitled from 12 months to 18 months of his then-current salary, less applicable taxes and withholdings, in the event that his employment is terminated without Cause or he resigns for Good Reason at any time during the term of the amended severance protection letter agreement. The amended severance protection letter agreement adds to the definition of “Good Reason” any resignation by Mr. Grinberg from the Company on or after the date specified in the amended severance protection letter agreement, so long as he provides the Company with 90 days prior written notice of such resignation. The amended severance protection letter agreement also changes the maximum number of months from 12 to 18 for which the Company will pay Mr. Grinberg’s COBRA continuation premiums for group health benefits. On January 9, 2013, Mr. Grinberg also entered into a letter agreement with the Company pursuant to which the Compensation Committee guaranteed Mr. Grinberg that his 2013 annual bonus will be paid out at least at its target amount.

Restricted Stock Award Acceleration.

The RSA granted to Mr. Lund on June 15, 2010 in the amount of 70,000 shares vests as follows: 23,000 shares vested on February 20, 2011; 17,000 shares vested on February 20, 2012; 15,000 shares vested on February 20, 2013; and 15,000 shares will vest on February 20, 2014. In the event that Mr. Lund’s continuous service to the Company is terminated due to his death or disability, or by the Company without cause, the award will immediately vest in full. In addition, the Compensation Committee may in its sole discretion accelerate vesting at any time (in whole or in part) provided that such vesting does not cause the Company to lose a tax deduction under IRC Section 162(m).

Adjustments to Payments and Timing of Payments.

The timing of any payments to Mr. Black and Mr. Grinberg under their individual severance protection agreements are subject to the applicable requirements of IRC Section 409A and the related treasury regulations, and may be delayed as necessary to comply therewith. In addition, all severance payments and benefits payable under the agreements are subject to possible reduction to the extent necessary to avoid penalties assessed under IRC Sections 280G and 4999. Specifically, Mr. Black’s and Mr. Grinberg’s severance protection agreements provide that if any payment or benefit received pursuant to a change in control of the Company or otherwise that would be subject to the excise tax under IRC Section 4999, then such payment will be reduced so that either (i) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (ii) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax (all computed at the highest applicable marginal rate), results in his receipt, on an after-tax basis, of the greater amount of the payment.

Restrictive Covenants. As a condition to receiving the payments under their respective individual severance protection agreements, Mr. Black and Mr. Grinberg must agree to a broad release and waiver of claims. The agreements also provide certain notice and related requirements that must be met. In addition, each executive is subject to the following obligations while he is receiving payments and other benefits under the agreement:

•	non-disparagement of the Company;

•	non-solicitation of our employees for one year following termination; and

•	continued cooperation with all outstanding legal and administrative matters or issues.

Definitions. The term “Cause” is defined in the severance protection agreements as any one of the following reasons:

•	failure to adhere to any legal written policy applicable to all our employees;

•	repeated and consistent failure to substantially perform job duties;

•

actual or attempted appropriation of material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company;

•	actual or attempted misappropriation of our funds or property;

•	conviction of or guilty or no-contest plea to a felony or an equivalent crime, a crime of moral turpitude or a crime involving possible imprisonment;

•	conduct materially injurious to our reputation or business; or

•	willful misconduct.

The term “Good Reason” is defined as any one of the following reasons:

•	material reduction in the executive’s base or such individual’s target bonus compensation;

•	material reduction in the authority, duties or responsibilities of either the executive or the person to whom the executive reports;

•	material reduction in the budget over which the executive retains authority;

•	material change in the location at which the executive provides services for the Company, of more than 35 miles from the executive’s present office location or primary residence, without consent; or

•

as amended by the Company on January 9, 2013, with respect to Mr. Grinberg, any voluntary termination on or following July 1, 2014, upon no less than 90 days prior written notice of such termination to the Company.

The term “Change of Control” is defined in the 2005 Plan as any one of the following:

•

any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all or substantially all the Company’s assets to any person (as defined in Section 3(a)(9) of the Exchange Act) or group of related persons (as such term is defined under Section 13(d) of the Exchange Act, “Group”);

•	the Company’s stockholders approve and complete any plan or proposal for the liquidation or dissolution of the Company;

•

any person or Group (other than Red Mountain Capital Partners LLC, JCF FPK I LP or any affiliate thereof) becomes the beneficial owner, directly or indirectly, of shares representing more than 50.1% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company and such person or Group has the power and authority to vote such shares; or

•

the completion of a merger, reorganization, consolidation or other corporate transaction involving the Company in which holders of the Company’s Stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation or other entity resulting from the transaction.

The following table summarizes the amounts we estimate would be payable to Messrs. Lund, Black and Grinberg upon a termination without Cause or resignation for Good Reason as outlined in their individual severance protection agreements and described above, assuming the triggering event occurred on December 31, 2012. The amounts shown in the table below do not reflect the amendments made to Mr. Grinberg’s severance protection agreement in January 2013. For Mr. Lund, it includes an RSA granted on June 15, 2010, which vests in full upon termination by the Company without cause:

Name	Severance Salary Payments (1)	Severance Bonus Payments (2)	COBRA or Individual Insurance Premiums (3)	Fair Market Value of Unvested Equity Awards with Accelerated Vesting (4)	Total
George Lund	—	—	—	$918,600	$918,600
J. Brandon Black	$1,200,000	$2,226,667	$30,808	—	$3,457,475
Paul Grinberg	$425,000	$850,000	$9,563	—	$1,284,563

(1)	Amounts in this column represent amounts owed in excess of regular salary and other benefits payable through the last day of employment in accordance with our standard policies.
(2)	Severance bonus includes (i) a portion of Mr. Black’s and Mr. Grinberg’s target bonus for the year of termination pro-rated to the date of termination, plus (ii) the following amount: (a) for Mr. Black, an additional amount calculated using the average of his bonuses earned in 2010, 2011 and 2012, multiplied by 200% and (b) for Mr. Grinberg, 100% of his target annual bonus for the fiscal year ended December 31, 2011, representing his target annual bonus for fiscal year 2012, plus an additional amount equal to 100% of his target bonus for the year prorated through the date of termination.
(3)	Amounts payable for COBRA or individual insurance premiums are based on each executive’s insurance coverage held as of December 31, 2012 and the cost of premiums at that date.
(4)	For Mr. Lund, vesting would accelerate 100% of the 30,000 shares subject to his RSA granted on June 15, 2010, using a closing price of $30.62 per shares of our common stock on December 31, 2012.

Change in Control, Death or Disability

Each of the stock options, RSAs and RSUs granted to our NEOs shown in the “2012 Outstanding Equity Awards at Fiscal Year End” table provides for accelerated vesting of unvested shares under the option, RSA or RSU upon death or disability or certain terminations upon a change in control, as defined in the option, RSA, PSA, PSU and RSU agreements and our 2005 Plan.

The following table summarizes the fair market value of unvested equity awards held by our NEOs that would accelerate in the event of a change in control (including, with respect to grants issued in 2012, a double trigger change in control), or upon death or disability, assuming a triggering event occurred on December 31, 2012.

Name	Number of Unvested Stock Options	Number of Unvested Time- Based RSAs	Number of Unvested Time- Based RSUs	Number of Unvested Performance-Based RSUs	Total Fair Market Value of Unvested Equity Awards with Accelerated Vesting (1)
George Lund	—	30,000	—	—	$918,600
J. Brandon Black	102,666	23,000	23,999	10,612	$2,613,460
Paul Grinberg	98,000	23,000	21,999	2,500	$2,244,479

(1)	Fair market value is based on the closing price of $30.62 per share for our common stock on December 31, 2012.

COMPENSATION OF DIRECTORS

Compensation Arrangements with Directors in 2012

In order to better attract and retain qualified Board members, on December 7, 2011, after reviewing industry-related director compensation data, the Board approved a new director compensation program. The program went into effect on January 1, 2012, but the below compensation, with the exception of initial appointments to the Board, began at the 2012 annual meeting of stockholders. The following section contains the highlights under the current compensation arrangement.

For service on the Board and attendance at meetings of the Board and its committees, non-employee directors (“Eligible Directors”) will receive the following compensation:

•	$50,000 annual cash retainer (payable semi-annually in advance);

•

$50,000 annual equity award retainer payable in advance (with a grant-date fair market value of $50,000 granted as shares or units of Company common stock, to be granted on the fifth business day following the annual meeting of stockholders); and

•

$10,000 annual cash retainer for service as a member on each of the Nominating, Audit and Compensation Committees and $20,000 annual cash retainer for service as Chairman on each of the Nominating, Audit and Compensation Committees (payable semi-annually in advance).

Director compensation is based on annual service to the Company. All equity award grants are fully vested on the date of grant. Eligible Directors are not permitted to sell their shares until their service to the Company as a director terminates, other than shares sold to cover applicable tax obligations related to the delivery of shares. If the Company declares a dividend, Eligible Directors will be paid a dividend in the same method and at the same time as other stockholders of the Company are paid such dividends. In addition, Eligible Directors may no longer elect to have all or a portion of their annual cash retainer paid in equity.

Transition Compensation

Recognizing that under the new program, the first payment would not be made until the annual meeting of stockholders in June 2012, the following compensation was paid or granted with respect to the transition period during the first six months of the 2012 year that Eligible Directors would otherwise not be compensated for under the new program:

•	$25,000 cash retainer (paid on January 20, 2012);

•	$25,000 annual equity award retainer (with a grant-date fair market value of $25,000 granted as RSUs on January 20, 2012); and

•

$5,000 annual cash retainer for service on each of the Nominating and the Compensation Committees and $10,000 annual cash retainer for service as Chairman on each of the Nominating, Audit and Compensation Committees (paid on January 20, 2012).

Equity Award for Initial Appointments to the Board

Since Mr. Sorensen joined the Board in December 2011, he was eligible for an initial equity award with a grant-date fair market value of $50,000, granted as RSUs. This award was granted on January 20, 2012.

Starting in January 2012, each Eligible Director who joins the Board is eligible for an initial equity award with a grant-date fair market value of $50,000 (granted as shares of Company common stock or units of Company common stock, to be granted on the fifth business day following the date the Eligible Director becomes a member of the Board).

The following table sets forth the compensation earned by directors that are not also Named Executive Officers for service on our Board during the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2) (3)		Option Awards (4)	Total
Richard A. Mandell	$25,000	$24,980	(5)	—	$49,980
Willem Mesdag	$105,000	$74,955	(6)	—	$179,955
John J. Oros	$4,167	$4,156	(7)	—	$8,323
Francis E. Quinlan	$90,000	$74,955	(6)	—	$164,955
Norman R. Sorensen	$105,000	$124,939	(6)(8)	—	$229,939
J. Christopher Teets	$120,000	$74,955	(6)	—	$194,955
H Ronald Weissman	$105,000	$74,955	(6)	—	$179,955
Warren Wilcox	$105,000	$74,955	(6)	—	$179,955

(1)	Amounts reported in this column include amounts earned for service on the Board and various committees during 2012.
(2)	The grant date fair value does not correspond to the actual value that may be recognized by the directors, which may be higher or lower based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. For information on the assumptions used in calculating the amounts reported, see Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(3)	The aggregate number of shares underlying outstanding RSUs at December 31, 2012 was: for Mr. Mesdag, 25,528; for Mr. Quinlan, 2,898; for Mr. Sorenson, 5,075; for Mr. Teets, 26,021; for Mr. Weissman, 13,817; and Mr. Wilcox, 22,446. In recognition that they serve on our Board as representatives of certain funds, Messrs. Mesdag, Oros and Teets may hold their equity awards and the underlying shares as nominees for the funds they represent, as further described under “Security Ownership of Principal Stockholders and Management.”
(4)	No options were granted to non-employee directors in 2011. Mr. Mandell held outstanding options to purchase an aggregate of 40,000 shares at December 31, 2012. None of the other directors shown in the table held outstanding options at December 31, 2012.
(5)	Includes an equity award of 1,088 shares issued on January 20, 2012, as a transition equity award, with a grant-date fair value in accordance with FASB ASC Topic 718 of $24,980, based on the closing price of $22.96 per share for our common stock on January 20, 2012.
(6)	Includes (i) an equity award of 1,088 shares issued on January 20, 2012, as a transition equity award, with a grant-date fair value in accordance with FASB ASC Topic 718 of $24,980, based on the closing price of $22.96 per share for our common stock on January 20, 2012 and (ii) an equity award of 1,810 shares issued on June 13, 2013, as an annual equity award, with a grant-date fair value in accordance with FASB ASC Topic 718 of $49,974, based on the closing price of $27.61 per share for our common stock on June 13, 2013.
(7)	Includes 181 shares issued on January 20, 2012, as a transition equity award for the time period in which Mr. Oros served on the Board in 2012, with a grant-date fair value in accordance with FASB ASC Topic 718 of $24,980, based on the closing price of $22.96 per share for our common stock on January 20, 2012.
(8)	Includes an additional 2,177 shares issued to Mr. Sorenson as an initial equity award for joining the Board in 2012. The initial equity award had a grant-date fair market value in accordance with FASB ASC Topic 718 of $49,984 based on the closing price of $22.96 per share of our common stock on January 20, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy and Procedures

In 2007, the Audit Committee of our Board adopted a written policy and related procedures concerning “related person transactions.” Under our written policy, the Audit Committee continues to be responsible for the regular review and approval or disapproval of “related person transactions” between the Company or a subsidiary of the Company and certain “related persons.” The policy tracks the SEC rules with respect to defining who and which transactions are covered by the policy. A “related person” is a director, officer, nominee for director or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. Transactions covered by the policy are those in which the Company or a subsidiary of the Company is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. In addition, the Audit Committee has determined that transactions with related persons, to the extent such transactions are not deemed material enough by the SEC to be disclosed or are already disclosed in some manner, are not deemed by the Audit Committee to be “related person transactions” under our policy.

Related Person Transactions

We have entered into indemnification agreements with each of our officers and directors pursuant to which we agreed to indemnify each officer and director to the fullest extent authorized by law against certain expenses and losses arising out of claims related to the service by such person as an officer or member of our Board or in certain other capacities.

Pursuant to indemnification agreements with our current and former executive officers and directors and underwriting agreements and registration rights agreements that also provide certain rights to indemnification, we have advanced the legal fees incurred on behalf of Messrs. Black, Lund, Weissman, Mandell, Wilcox, Mesdag, Teets and Oros, in the defense of litigation involving a derivative action brought on behalf of a shareholder claiming that some of the Company’s collection practices were improper. During 2012, we paid approximately $1,345,526 in such legal fees and costs incurred, including the Company’s costs of defense, and in 2013, the Company has accrued approximately $781,812 in legal fees related to such matter.

In August 2012, Red Mountain Capital Partners II, L.P. (“RM II”) and Red Mountain Capital Partners III, L.P. (together with RM II, “Red Mountain”) sold 1,395,799 shares (the “Red Mountain Offering”) of common stock in an underwritten public offering at a price to the public of $28.50 per share. The Company did not receive any proceeds from the sale of the shares by Red Mountain. In addition to paying the Company’s expenses associated with the Red Mountain Offering, the Company reimbursed Red Mountain for their legal expenses in the amount of approximately $44,245 pursuant to the Amended and Restated Registration Rights Agreement dated as of October 31, 2000.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 12, 2013 by: (i) each director and director nominee; (ii) each Named Executive Officer; (iii) each person who is known by us to be the beneficial owner of more than five percent (5%) of our outstanding common stock; and (iv) all directors and executive officers as a group. Calculations of beneficial ownership are based on 23,336,320 shares of our common stock outstanding on April 12, 2013. Except as otherwise indicated, we believe each person has sole voting and investment power, subject to community property laws.

Name and Address of Beneficial Owner (1)	No. of Shares Beneficially Owned (2)	Percent of Class (2)
Alydar Capital, LLC (3) 222 Berkeley Street, 17th Floor Boston, Massachusetts 02116	2,128,700	9.12%

BlackRock Inc. (4) 40 East 52nd Street New York, New York 10022	1,728,133	7.41%

The Vanguard Group (5) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,327,785	5.69%

J. Brandon Black (6)	480,105	2.06%

Paul Grinberg (6) (7)	253,209	1.09%

George Lund (6)	1,075,332	4.61%

Willem Mesdag (7) (8)	1,007,564	4.32%

Francis E. Quinlan (7)	2,898	*

Norman R. Sorensen (7)	5,075	*

J. Christopher Teets (7)	26,021	*

Kenneth A. Vecchione	—	*

H Ronald Weissman (7)	13,817	*

Warren Wilcox (7)	22,446	*

Current directors and executive officers as a group (10 persons) (6) (7)	2,886,467	12.37%

*	Less than one percent.
(1)	The address for all directors and executive officers of Encore Capital Group, Inc. is c/o Encore Capital Group, Inc., 3111 Camino Del Rio North, Suite 1300, San Diego, California, 92108.
(2)	The numbers and percentages shown include the shares of common stock owned as of April 12, 2013, as well as the shares of our common stock that the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of April 12, 2013, upon the exercise of options or the settlement of RSUs, including vested, deferred issuance RSUs, are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(3)	Information with respect to Alydar Capital, LLC (“Alydar Capital”) is based solely on a Schedule 13G and Amendment Nos. 1, 2, 3 and 4 thereto filed with the SEC on December 20, 2010, February 14, 2011, February 13, 2012 and February 14, 2013, respectively, by John A. Murphy, Alydar Capital, Alydar Partners, LLC (“Alydar Partners”), Alysheba Fund, L.P., Alysheba QP Fund, L.P. and Alysheba Fund Limited. Alysheba Fund has shared voting and sole dispositive power with respect to 1,545,016 shares. Alydar Capital has shared voting and dispositive power with respect to 583,684 of these shares and Mr. Murphy and Alydar Partners share voting and dispositive power with respect to 2,128,700 shares. Mr. Murphy is managing member of Alydar Capital and Alydar Partners. Mr. Murphy disclaims beneficial ownership of these securities.
(4)	Information with respect to BlackRock Inc. (“BlackRock”) is based solely on a Schedule 13G and Amendment No. 1 thereto filed with the SEC on February 9, 2012 and February 6, 2013, respectively, by BlackRock. BlackRock has sole voting and sole dispositive power with respect to 1,728,133 shares.
(5)	Information with respect to The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G filed with the SEC on February 12, 2013 by Vanguard. Vanguard has sole voting power with respect to 29,444 shares and sole dispositive power with respect to 1,299,541 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 28,244 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 1,200 shares as a result of its serving as investment manager of Australian investment offerings.
(6)	Includes the following number of shares of common stock that may be issued upon the exercise of options that are exercisable within 60 days of April 12, 2013: for Mr. Lund, 720,000 shares; for Mr. Black, 466,830 shares; for Mr. Grinberg, 121,666 shares; and for all directors and executive officers as a group, 1,308,496 shares.
(7)	Includes the following number of fully vested deferred issuance RSUs: for Mr. Mesdag, 25,528; for Mr. Quinlan, 2,898; for Mr. Sorensen, 5,075; for Mr. Teets, 26,021; for Mr. Weissman, 2,898; for Mr. Wilcox, 16,315; for Mr. Grinberg, 120,000 and for all directors and executive officers as a group, 198,735 shares. For Messrs. Mesdag, Quinlan, Sorensen, Teets, Wilcox and Weissman, these RSUs were issued as director compensation for Board service. In recognition that they serve on our Board as representatives of certain funds, we understand that Messrs. Mesdag and Teets may hold their equity awards and the underlying shares as nominees for the funds they represent.
(8)	Information with respect to Red Mountain Capital Partners LLC (“RMCP LLC”) is based in part on a Schedule 13D and Amendment Nos. 1, 2, 3, 4, 5 and 6 thereto filed with the SEC on April 16, 2007, April 23, 2007, May 18, 2007, October 22, 2007, March 8, 2011, November 8, 2011 and August 13, 2012, respectively, by RMCP LLC, Red Mountain Capital Partners II, LP (“RMCP II”), Red Mountain Capital Partners III, LP (“RMCP III”), RMCP GP LLC (“RMCP GP”), Red Mountain Capital Management, Inc. (“RMCM”) and Willem Mesdag (the “Red Mountain Schedule 13D”) and a Form 4 filing by Mr. Mesdag on September 14, 2012. RMCP GP is the general partner of each of RMCP II and RMCP III and thus may be deemed to control each of RMCP II and RMCP III. RMCP LLC is the managing member of RMCP GP and thus may be deemed to control RMCP GP and each entity directly or indirectly controlled by RMCP GP. RMCM is the managing member of RMCP LLC and thus may be deemed to control RMCP LLC and each entity directly or indirectly controlled by RMCP LLC. Mr. Mesdag is the president, sole executive officer, sole director and sole shareholder of RMCM and thus may be deemed to control RMCM and each entity directly or indirectly controlled by RMCM. Because each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to control RMCP II and RMCP III, each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to beneficially own, and to have the power to vote or direct the vote, or dispose or direct the disposition of, all of the these shares. Each of RMCM LLC, RMCP II, RMCP III, RMCP GP, RMCM and Mr. Mesdag disclaim beneficial ownership of these shares except to the extent of its or his pecuniary interest therein. In addition, RMCP II disclaims ownership of any securities held directly by RMCP III, and RMCP III disclaims beneficial ownership of any securities held directly by RMCP II. Mr. Teets is a partner of RMCP LLC and does not control any of these entities. Messrs. Mesdag and Teets were elected as directors of Encore on May 11, 2007. Includes 25,528 fully vested deferred issuance RSUs which were issued to Mr. Mesdag as director compensation for Board service.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our existing equity compensation plans (including individual compensation arrangements) as of December 31, 2012.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,452,327	(1)	$15.38	(2)	369,712
Equity compensation plans not approved by security holders	0		0		0

Total	2,452,327	(1)	$15.38	(2)	369,712

(1)	Includes 958,068 outstanding RSUs and RSAs as of December 31, 2012.
(2)	Represents the per share weighted-average exercise price of outstanding stock options and does not take into account unvested RSUs, which have no exercise price. The per share weighted-average grant date fair value of the outstanding RSUs at December 31, 2012 was $20.93.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us during the year ended December 31, 2012, or written representations by the reporting persons, we believe that with respect to the fiscal year ended December 31, 2012, all of the reporting persons complied with all applicable filing requirements.

APPROVAL OF 2013 INCENTIVE COMPENSATION PLAN (PROPOSAL NO. 2)

Proposal

In April 2013, our Board of Directors approved the Encore Capital Group, Inc. 2013 Incentive Compensation Plan (the “2013 Plan”). The purpose of the 2013 Plan is to motivate employees and directors to put forth maximum efforts toward the growth, profitability and success of Encore by providing incentives to such employees and directors through cash payments and/or through the ownership and performance of Encore stock. In addition, the 2013 Plan is intended to ensure that Encore maintains the ability in the future to attract and retain highly qualified officers, directors and other employees by providing adequate incentives through the issuance of equity awards, and to align the interests of such individuals with the interests of the stockholders of Encore.

We are submitting the 2013 Plan to our stockholders for approval in order (1) to satisfy applicable listing rules of NASDAQ and (2) to satisfy the shareholder approval requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”). Upon approval of the 2013 Plan, no additional awards will be granted under the Company’s 2005 Stock Incentive Plan.

A summary of the principal terms of the 2013 Plan is set forth below. The summary is qualified by reference to the full text of the 2013 Plan, a copy of which is attached to this proxy statement as Appendix A.

Summary of the 2013 Plan

Administration. The 2013 Plan will be administered by the Board of Directors or a committee designated by the Board of Directors or a subcommittee thereof (the “Committee”). Unless the Board of Directors determines otherwise, the Committee will be comprised of not less than two members, each of whom shall qualify as a non-employee director, an “outside director” under Section 162(m) of the IRC and the regulations thereunder, and an “independent director” within the meaning of the rules of NASDAQ. The Committee may be the Compensation Committee. The Committee has the exclusive authority to administer the 2013 Plan, including the power to determine eligibility to receive awards, the types and number of shares of stock subject to the awards, the price and timing of awards, and the acceleration or waiver of any vesting, performance or forfeiture restrictions, provided that the Committee does not have the authority to waive any performance restrictions for performance-based awards. In accordance with Encore’s Compensation Recovery Policy, the Committee has the authority to recover any incentive compensation erroneously paid, granted or awarded under the 2013 Plan. Awards granted under the 2013 Plan may not be repriced without stockholder approval.

Eligibility. Persons eligible to participate in the 2013 Plan include all employees and non-employee directors of, and independent contractors to Encore and our subsidiaries and affiliates, as determined by the Committee. As of March 31, 2013, persons eligible to participate in the 2013 Plan consisted of 2,804 employees, 6 non-employee directors and 0 independent contractors.

Shares Available and Limitation on Awards. Subject to certain adjustments, the Committee may grant awards for an aggregate of 2,500,000 shares of our common stock under the 2013 Plan. Any shares subject to awards made under the 2013 Plan that terminate by expiration, forfeiture, cancellation, payment of exercise price, payment of withholding tax obligation or otherwise without the issuance of such shares shall again be available for issuance or payment of awards under the plan. The maximum number of shares of common stock subject to one or more awards to a participant under the 2013 Plan during any calendar year is 2,000,000. The maximum dollar amount that may be paid to a participant during any calendar year with respect to awards the compensation of which is determined by a formula that calculates a dollar amount (whether payable in cash or property) is $10,000,000.

Awards. The 2013 Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, cash awards, performance-based awards and any other types of awards not inconsistent with the 2013 Plan.

Stock options. Stock options may be granted under the 2013 Plan, including incentive stock options, as defined under Section 422 of the IRC, and nonqualified stock options. The exercise price, term, method of exercise and any other terms and conditions of any stock options will be determined by the Committee at the time of grant.

Stock appreciation rights (“SAR”). A SAR is the right granted to a participant to receive a payment equal in value to the difference between the fair market value of a share of our common stock on the date of exercise of the SAR over the grant price of the SAR. Under the 2013 Plan, that amount is to be paid in cash or shares of common stock or a combination of both. The terms, method of exercise or settlement and any other terms and conditions of any SAR will be determined by the Committee at the time of grant.

Restricted Stock. A restricted stock award is the grant of shares of common stock at a price determined by the Committee, that is subject to forfeiture until specific conditions or goals are met. Conditions normally are based on continuing employment or achieving performance goals. The price, restrictions, voting and dividend rights with respect to such shares and any other terms and conditions will be determined by the Committee at the time of the grant.

Restricted Stock units. Restricted stock units (also known as “RSUs”) are a contingent right to receive cash, shares of our common stock or other awards upon satisfaction of such conditions, which may include continued service, as may be established by the Committee. The value of RSUs will depend on the degree to which the specified conditions are met but are generally based on the value of our common stock. The number and value of RSUs paid to a participant may depend upon the extent to which performance goals or other terms or conditions to payment as established by the Committee are met. RSUs may carry dividend equivalent rights, at the discretion of the Committee.

Cash Awards and Other Awards. The 2013 Plan permits the Committee to grant cash-based or other awards with such terms and conditions as the Committee determines. This provision gives the Committee the flexibility to develop additional forms of awards that may not fit within the types of awards discussed above.

Performance-based awards. Grants of performance-based awards under the 2013 Plan enable the Committee to treat awards granted under the plan as “performance-based compensation” under Section 162(m) of the IRC and preserve the deductibility of these awards granted to “covered employees” for federal income tax purposes. For Section 162(m) purposes, a “covered employee” is any employee who, as of the close of the taxable year, is the principal executive officer, and any employee whose total compensation for the taxable year is required to be reported to stockholders under the Securities Exchange Act of 1934 by reason of such employee being among the three highest compensated officers for that taxable year, other than the principal executive officer or the principal financial officer.

Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the Committee for the period are satisfied. These pre-established performance goals must be based on one or any combination of the following performance criteria: revenue; sales; pretax income before allocation of corporate overhead and bonus; budget; cash flow; earnings per share; net income; division, group or corporate financial goals; appreciation in and/or maintenance of the price of the Common Stock or any other publicly traded securities of the Company; dividend; total shareholder return; return on shareholders’ equity; return on assets; return on investment; return on invested capital; internal rate of return; attainment of strategic and operational initiatives; market share; operating margin; profit margin; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; increase in number of customers; reductions in costs; loan origination; bringing assets to market; resolution of administrative or judicial proceedings or disputes; and funds from operations.

Award Agreements. All awards will be evidenced by a written agreement containing such provisions not inconsistent with the 2013 Plan as the Committee may approve.

Amendment and Termination. The Board may terminate, amend or modify the 2013 Plan at any time, provided that termination or amendment may not reduce the amount of any outstanding award or otherwise adversely change the terms thereof without the participant’s written consent. Stockholder approval will be obtained for any amendment to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule. The 2013 Plan terminates on April 3, 2023, the tenth anniversary of the plan effective date, unless earlier terminated by the Board.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences of transactions under the 2013 Plan based on current federal income tax laws. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or the provision of any income tax laws of any municipality, state or foreign country in which a participant may reside.

ISOs. An optionee will not be treated as receiving taxable income upon either the grant of an incentive stock option or upon the exercise of that option. However, when exercised, the difference between the exercise price and the fair market value of the shares will be a tax preference item in determining alternative minimum tax liability, assuming that the shares are either transferable or subject to a substantial risk of forfeiture under Section 83 of the IRC. If the optionee holds and does not otherwise dispose of the shares for at least two years from the date of grant and at least one year following the date of exercise, any gain or loss resulting from its disposition will be treated as long-term capital gain or loss. If these holding period requirements are not satisfied, a “disqualifying disposition” will occur. If a disqualifying disposition occurs, the optionee will realize ordinary income in the year of the disposition in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price or the selling price of the shares and the exercise price, whichever is less. The balance of the optionee’s gain on a disqualifying disposition, if any, will be taxed as capital gain. If the optionee exercises an incentive stock option using stock acquired by a previous exercise of an incentive stock option, unless the stock exchange occurs after the required holding periods, such exchange shall be deemed a disqualifying disposition of the stock exchanged. We will not be entitled to any tax deduction as a result of the grant or exercise of an incentive stock option, or on a later disposition of the shares received, except that we will be entitled to a deduction equal to the amount of ordinary income includible by the optionee upon a disqualifying disposition.

NSOs. An optionee will not recognize any taxable income upon the grant of a non-qualified stock option, nor are we entitled to a tax deduction by reason of such grant. Upon the exercise of a non-qualified stock option, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. We are entitled to take a deduction in the amount of ordinary income included in the optionee’s income. When the optionee disposes of the shares received upon exercise of a non-statutory stock option, the optionee will realize capital gain income if the amount realized on the sale exceeds the optionee’s basis in the shares. If the optionee’s basis in the shares exceeds the amount realized on the sale, the optionee will realize a capital loss. There is no tax impact to us upon the optionee’s subsequent sale of shares. The optionee’s basis in the shares will be equal to the exercise price plus any income included as a result of the exercise.

SARs. If a participant receives a SAR, the individual is not subject to tax at the time of the grant and we are not entitled to a tax deduction by reason of such grant. At the time the SAR is exercised, the participant must include in income the appreciation inherent in the SAR (i.e., the difference between the fair market value of the shares on the date of grant and the fair market value of the shares on the date the SAR is exercised). We are entitled to a corresponding tax deduction in the amount equal to the income includible by the participant.

Restricted Stock Units. If a participant receives a RSU award, the individual will not realize taxable income at the time of grant and we will not be entitled to a deduction by reason of such grant. Instead, the person will recognize ordinary income in the year in which the performance goals are achieved or other applicable conditions are met and the award is paid equal to the amount of cash and/or the fair market value of the shares issued to the participant. We are entitled to a tax deduction equal to the amount of income includible by the participant.

Restricted Stock. If a participant receives a restricted stock award, the individual will recognize ordinary income equal to the fair market value of the restricted stock on the date on which the restrictions lapse. We are entitled to a corresponding tax deduction in the same amount for the year in which the restrictions lapse. Instead of postponing the income tax consequences of a restricted stock award until the restrictions lapse, a participant may elect to include the fair market value of the restricted stock in income in the year the award is granted. This election is made under IRC Section 83(b). This Section 83(b) election is made by filing a written notice with the Internal Revenue Service. The tax treatment of the subsequent disposition of restricted stock will depend upon whether the participant has made a Section 83(b) election to include the value of the restricted stock in income when awarded. If the participant makes a Section 83(b) election, any disposition thereafter will result in a capital gain or loss equal to the difference between the selling price of the restricted stock and the fair market value of the restricted stock on the date of grant. If no Section 83(b) election is made, any disposition thereafter will result in a capital gain or loss equal to the difference between the selling price of the restricted stock and the fair market value of the restricted stock on the date the restrictions lapsed.

Section 162(m) Limitation. Under Section 162(m) of the IRC, we may not take a tax deduction for compensation to certain executive officers in excess of $1 million per year, unless the compensation is “performance-based” compensation or qualifies under certain other exceptions. The 2013 Plan contains provisions authorizing the grant of awards that may qualify as “performance-based compensation” for purposes of Section 162(m).

Section 409A. The 2013 Plan has been written to comply with Section 409A of the IRC. In the event that an award issued under the plan constitutes a deferral of compensation, as such term is defined under Section 409A, such award will be modified or any payment delayed if necessary to comply with the requirements of Section 409A.

Future Plan Benefits

The awards that will be granted to eligible participants under the 2013 Plan are subject to the discretion of our Compensation Committee and, therefore, are not determinable at this time. On April 12, 2013, the closing price of our common stock was $28.97.

Required Vote

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy and entitled to vote at the meeting.

The Board of Directors recommends a vote FOR the approval of the Encore 2013 Incentive

Compensation Plan.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 3)

Proposal

We have selected BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and we are submitting our selection of BDO USA, LLP for ratification by stockholders at the annual meeting. BDO USA, LLP began auditing our consolidated financial statements with the fiscal year ended December 31, 2001.

Stockholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required. If our stockholders fail to ratify the election, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such an appointment would be in our best interests and that of our stockholders.

Required Vote

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy and entitled to vote at the meeting.

The Board of Directors recommends a vote FOR the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2013.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We expect representatives of BDO USA, LLP to be available telephonically at the annual meeting and they will be given an opportunity to make a statement if they desire to do so and to respond to appropriate questions regarding BDO USA, LLP ’s audit of our consolidated financial statements and records for the fiscal year ended December 31, 2012.

Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by BDO USA, LLP as our independent registered public accounting firm for the audit of our annual financial statements for the fiscal years ended December 31, 2012 and 2011, and fees billed for other services rendered by BDO USA, LLP during those periods (in thousands):

	2012		2011
Audit Fees (1)	$707,722	(2)	$497,000
Audit-Related Fees (3)	14,909		16,100
Tax Fees	—		—
All Other Fees	—		—

Total	$722,681		$513,100

(1)	Audit fees include fees and related expenses for professional services rendered by our independent accountant for the annual audit of our financial statements and of our internal control over financial reporting, the quarterly review of our financial statements, review of other documents filed with the SEC and attendance at Audit Committee meetings and the annual stockholder meeting.
(2)	Includes $162,000 in fees and expenses relating to the Company’s acquisition of Propel Financial Services, LLC and related entities.
(3)	Audit-related fees consist of fees and related expenses for assurance and related services rendered by our independent registered public accounting firm that pertain to (i) consulting concerning financial accounting and reporting standards and (ii) fees associated with the audit of our 401(k) plan.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee has adopted a policy requiring pre-approval of all audit, review and attest engagements and engagements for permitted non-audit services provided by the independent registered public accounting firm to the Company and any of our affiliates. The Audit Committee may pre-approve predictable and recurring services by category on an annual basis. The Audit Committee may delegate pre-approval authority to one or more of its members who are independent directors of the Company, provided that such decisions made to the delegated director are presented to the full Audit Committee during its regularly scheduled meetings.

In accordance with applicable SEC regulations, permitted non-audit services may be performed without pre-approval if: (1) the services were not recognized by the Company at the time of engagement to be non-audit services; (2) the aggregate amount of fees for all such services provided constitutes no more than 5% of the total amount of revenues paid by the Company to the independent registered public accounting firm during a fiscal year; (3) the services are brought promptly to the attention of the Audit Committee; and (4) the approval is given prior to the completion of the audit. The CFO is responsible for bringing to the attention of the Audit Committee any such services that were not pre-approved because they were not recognized by the Company at the time of engagement to be non-audit services. The Audit Committee pre-approved 100% of the audit-related services provided by our independent registered public accounting firm for the fiscal years ended December 31, 2012 and 2011.

REPORT OF THE AUDIT COMMITTEE

In accordance with our written charter, the Audit Committee assists the Board in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. We currently are composed of three members, each of whom has been determined by the Board to be an independent director, as independence is defined by the listing rules of The NASDAQ Stock Market and the rules and regulations of the SEC.

BDO USA, LLP, the Company’s independent registered public accounting firm, has unrestricted access to the Audit Committee. The Audit Committee may invite other members of the Board to attend Audit Committee meetings based upon their expertise, familiarity with the Company and its industry and other factors.

In performing our oversight function, we have reviewed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2012 and met with both management and BDO USA, LLP to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have (i) received from, and discussed with, BDO USA, LLP written disclosures and letter regarding its independence from the Company under PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence and matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (ii) with and without management present, discussed and reviewed the results of BDO USA, LLP’s audit of: (A) the Company’s consolidated financial statements; and (B) the effectiveness of internal control over financial reporting.

Based on these reviews and discussions, and subject to the limitations on the role of the Audit Committee and the Audit Committee’s responsibility described in the Audit Committee’s written charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Audit Committee:

H Ronald Weissman, Chairman

J. Christopher Teets

Francis E. Quinlan

STOCKHOLDER PROPOSALS AND NOMINATIONS

Pursuant to SEC Rule 14a-8, “Stockholder Proposals,” proposals to be considered for inclusion in our proxy materials for the 2014 annual meeting, must be received at our principal executive offices by December 27, 2013 if our 2014 annual meeting is held within 30 days of June 6, 2014. If, however, our 2014 annual meeting is more than 30 days before or after June 6, 2014, proposals for the meeting must be received by a reasonable time before we print and mail our proxy statement for that meeting. Such proposals may be included in our proxy materials if they comply with requirements as to form and substance established by the SEC.

Under our Bylaws, a stockholder who wishes to nominate directors or bring other business before the 2014 annual meeting of stockholders without including the proposal in our proxy materials for that meeting must notify us no earlier than February 5, 2014 and no later than March 7, 2014, unless, for purposes of a stockholder proposal, the date of the 2014 annual meeting of stockholders is called for a date that is not within 30 days before or after June 5, 2014 (in which event the stockholder must notify us by the tenth day following the day on which the notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs). If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2014 annual meeting may exercise discretionary voting power regarding any such proposal.

Additional requirements with respect to stockholder proposals and director nominations are set forth in our Bylaws.

ADDITIONAL INFORMATION

Annual Report on Form 10-K

We are providing with this proxy statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which includes financial statements, schedules and a list of Exhibits. Any stockholder of record who wishes to receive an additional copy of the annual report or this proxy statement or any of the Exhibits may (i) call Encore at (877) 445-4581 or (ii) mail a request to: Encore Capital Group, Inc., 3111 Camino Del Rio North, Suite 1300, San Diego, CA 92108, Attention: Corporate Secretary, and we will promptly deliver the requested materials to you upon your request.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 5, 2013

Our proxy statement and Annual Report on Form 10-K are available at the following website address: http://materials.proxyvote.com/292554

OTHER MATTERS

As of the date of this proxy statement, the Board does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ENCORE CAPITAL GROUP, INC.

By:

J. Brandon Black

Chief Executive Officer

April 26, 2013

Appendix A

ENCORE CAPITAL GROUP, INC.

2013 INCENTIVE COMPENSATION PLAN

1.0	DEFINITIONS

The following terms shall have the following meanings unless the context indicates otherwise:

1.1	“Award” shall mean an incentive compensation award granted by the Committee under the Plan in accordance with Section 9 below.

1.2	“Award Agreement” shall mean a written agreement between the Company and the Participant that establishes the terms, conditions, restrictions and/or limitations applicable to an Award in addition to those established by the Plan and by the Committee’s exercise of its administrative powers.

1.3	“Board” shall mean the Board of Directors of the Company.

1.4	“Cash Award” shall mean the grant by the Committee to a Participant of an Award of cash in accordance with Section 9 below.

1.5	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.6	“Committee” shall mean (i) the Board or (ii) a committee or subcommittee of the Board appointed by the Board from among its members. The Committee may be the Board’s Compensation Committee or such committee that performs the functions generally associated with those functions performed by the compensation committees of publicly traded corporations. Unless the Board determines otherwise, and such determination is reduced to a writing articulating the reasons for such determination, the Committee shall be comprised solely of not less than 2 members, each of whom shall qualify as:

(a)	a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) (or any successor rule) under the Exchange Act, and

(b)	an “outside director” within the meaning of Section 162(m) and the Treasury Regulations thereunder (or any successor law or regulation), and

(c)	an “independent director” as such term is defined or used by the rules of the exchange or system on which the Common Stock is listed.

1.7	“Common Stock” shall mean the common stock, $0.01 par value per share, of the Company.

1.8	“Company” shall mean Encore Capital Group, Inc., a Delaware corporation.

1.9	“DER” shall mean a dividend equivalent right where the Participant may receive an amount, payable in cash or Common Stock or a combination of both, equal to the dividend actually paid with respect to 1 share of Common Stock.

1.10	“Effective Date” shall be the date the Board approves the Plan.

1.11	“Employee” shall mean an employee of the Company or any Subsidiary as described in Treasury Regulation Section 1.421-7(h).

1.12	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, including applicable regulations thereunder.

1.13	“Fair Market Value of a Share of the Common Stock” shall mean:

(a)	if the Common Stock is readily tradeable on a national securities exchange or other market system, the closing price of the Common Stock on the date of calculation (or on the last preceding trading date if Common Stock was not traded on such date), or

(b)	if the Common Stock is not readily tradeable on a national securities exchange or other market system:

(i)	the book value of a share of Common Stock as of the last day of the last completed fiscal quarter preceding the date of calculation; or

(ii)	any other value as otherwise determined in good faith by the Board.

1.14	“Independent Contractor” shall mean a person (other than a person who is an Employee or a Nonemployee Director) or an entity that renders services to the Company.

1.15	“ISO” shall mean an “incentive stock option” as such term is used in Code Section 422.

1.16	“Nonemployee Director” shall mean a member of the Board who is not an Employee.

1.17	“Nonqualified Stock Option” shall mean a Stock Option that does not qualify as an ISO.

1.18	“Participant” shall mean any Employee, Nonemployee Director or Independent Contractor to whom an Award has been granted by the Committee under the Plan.

1.19	“Plan” shall mean the Encore Capital Group, Inc. 2013 Incentive Compensation Plan.

1.20	“SAR” shall mean the grant by the Committee to a Participant of an Award of a stock appreciation right in accordance with Section 9 below, payable in cash or Common Stock or a combination of both, where the measure of compensation is based on the difference (if any) between the Fair Market Value of a Share of the Common Stock on the date of exercise and the exercise price of such SAR.

1.21	“Section 83” shall mean Code Section 83.

1.22	“Section 162(m)” shall mean Code Section 162(m).

1.23	“Section 409A” shall mean Code Section 409A.

1.24	“Stock Award” shall mean the grant by the Committee to a Participant of an Award of Common Stock in accordance with Section 9 below.

1.25	“Stock Option” shall mean the grant by the Committee to a Participant of an Award of an option to purchase Common Stock in accordance with Section 9 below.

1.26	“Stock Unit” shall mean the grant by the Committee to a Participant of a right to receive a share of Common Stock or a cash equivalent in accordance with Section 9 below.

1.27	“Subsidiary” shall mean a corporation of which the Company directly or indirectly owns more than 50 percent of the Voting Stock or any other business entity in which the Company directly or indirectly has an ownership interest of more than 50 percent.

1.28	“Treasury Regulation” shall mean the regulations promulgated under the Code by the United States Department of the Treasury, as amended from time to time.

1.29	“Unvested” shall mean an Award (or portion of an Award) that has not yet Vested.

1.30	“Vest” shall mean:

(a)	with respect to Stock Options and SARs, when the Stock Option or SAR (or a portion of such Stock Option or SAR) first becomes exercisable and remains exercisable subject to the terms and conditions of such Stock Option or SAR, and when the Participant has an unrestricted right, title and interest (but subject to any expiration date) to receive the compensation (if any) attributable to such Stock Option or SAR (or a portion of such Stock Option or SAR) or to otherwise enjoy the benefits underlying such Stock Option or SAR; or

(b)	with respect to Awards other than Stock Options and SARs, when the Participant has:

(i)	an unrestricted right, title and interest to receive the compensation (whether payable in cash or Common Stock or a combination of both and whether payable on or after the Vesting Date) attributable to an Award (or a portion of such Award) or to otherwise enjoy the benefits underlying such Award; and

(ii)	a right to transfer an Award subject to no Company-imposed restrictions or limitations other than restrictions and/or limitations imposed by the Plan and/or by the Committee in accordance with Section 9.

1.31	“Vesting Date” shall mean the date or dates on which an Award Vests.

1.32	“Voting Stock” shall mean the capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

2.0	PURPOSE OF PLAN

2.1	Purpose. The purpose of the Plan is to motivate certain Employees, Nonemployee Directors and Independent Contractors to put forth maximum efforts toward the growth, profitability, and success of the Company and Subsidiaries by providing incentives to such Employees, Nonemployee Directors and Independent Contractors through cash payments and/or through the ownership and performance of the Common Stock. In addition, the Plan is intended to provide incentives that will attract and retain highly qualified individuals as Employees and Nonemployee Directors, and to assist in aligning the interests of such Employees and Nonemployee Directors with the interests of the shareholders of the Company.

3.0	TERM OF PLAN

3.1	Term. The Plan shall be effective as of the Effective Date and shall terminate on the 10th anniversary of the Effective Date (unless sooner terminated by the Board in accordance with Section 10 below).

4.0	SHAREHOLDER APPROVAL

4.1	Initial Shareholder Approval. The Plan shall be approved by the shareholders of the Company at an annual meeting or any special meeting of the shareholders of the Company within 12 months before or after the Effective Date, and such approval by the shareholders of the Company shall be a condition to the right of each Participant to receive and/or retain Awards hereunder. Any Award granted under the Plan prior to the approval by the shareholders of the Company shall be effective as of the date of grant (unless the Committee specifies otherwise at the time of grant), but no such Award may Vest, be paid out, or otherwise be disposed of prior to such shareholder approval. If the shareholders of the Company fail to approve the Plan in accordance with this Section 4.1, any Award granted under the Plan shall be cancelled.

4.2	Plan Amendment. If the Common Stock is readily tradeable on a national securities exchange or other market system, then any amendment to the Plan that is determined to be a “material amendment” or a “material revision” or a “material modification” (or word(s) of similar effect) under the rules of the exchange or system on which the Company’s Common Stock is listed shall be approved by shareholders before such amendment shall be effective.

4.3	Repricings. If the Common Stock is readily tradeable on a national securities exchange or other market system, then any amendment, revision, replacement, cancellation and regrant, or other change to an outstanding Award that is determined to be a “repricing” (or word(s) of similar effect) under the rules of the exchange or system on which the Common Stock is listed shall be approved by the shareholders of the Company before such “repriced” Award shall be effective.

4.4

Shareholder Reapproval. If required by Treasury Regulation Section 1.162-27(e)(vi) or any successor regulation or rule, the material terms of performance goals as described in Section 9.3 below shall be disclosed to and reapproved by the shareholders of the Company no later than the first shareholder meeting that occurs in the 5th year following the year in which the Company’s shareholders previously approved such performance goals.

5.0	ADMINISTRATION

5.1	Responsibility. The Committee shall have the responsibility, in its sole discretion, to control, operate, manage and administer the Plan in accordance with its terms.

5.2	Award Agreement. Each Award granted under the Plan shall be evidenced by an Award Agreement which shall be signed by the Committee and the Participant; provided, however, that in the event of any conflict between a provision of the Plan and any provision of an Award Agreement, the provision of the Plan shall prevail.

5.3	Authority of the Committee. The Committee shall have all the discretionary authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan, including but not limited to the following:

(a)	to determine eligibility for participation in the Plan;

(b)	to determine eligibility for and the type and size of an Award granted under the Plan;

(c)	to grant Awards to, and to enter into Award Agreements with, Participants;

(d)	to supply any omission, correct any defect, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(e)	to issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;

(f)	to make rules for carrying out and administering the Plan and make changes in such rules as it from time to time deems proper;

(g)	to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions, and limitations;

(h)	to accelerate the Vesting of any Award when such action or actions would be in the best interest of the Company;

(i)	subject to Section 4.3 above, to grant Awards in replacement of Awards previously granted under this Plan or any other executive compensation plan of the Company;

(j)	to ensure that all Awards fully comply with Section 409A; and

(k)	to take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

5.4	Action by the Committee. The Committee may act only by a majority of its members. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. In addition, the Committee may authorize any one or more of its members to execute and deliver documents on behalf of the Committee.

5.5	Delegation of Authority. The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable; provided, however, that any such delegation shall be in writing. In addition, the Committee, or any person to whom it has delegated duties under this Section 5.5, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the Subsidiary whose employees have benefited from the Plan, as determined by the Committee.

5.6	Determinations and Interpretations by the Committee. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants and their heirs, successors, and legal representatives.

5.7	Liability. No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated.

5.8	Indemnification. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct.

5.9	Compensation Recovery Policy. In accordance with the Company’s Senior Executive Erroneously Awarded Incentive Compensation Recovery Policy (as amended or any successor policy), the Committee shall have full authority to recover any incentive compensation erroneously paid, granted or awarded to any Participant subject to such policy.

6.0	ELIGIBILITY AND PARTICIPATION

6.1	Eligibility. All Employees, all Nonemployee Directors and all Independent Contractors shall be eligible to participate in the Plan and to receive Awards.

6.2	Participation. The Committee in its sole discretion shall designate who shall be a Participant and receive Awards under the Plan. Designation of a Participant in any year shall not require the Committee to designate such person or entity to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

7.0	SHARES SUBJECT TO PLAN

7.1	Available Shares. The aggregate number of shares of Common Stock which shall be available for issuance or payments of Awards under the Plan during its term shall be 2,500,000. Such shares of Common Stock available for issuance under the Plan may be either authorized but unissued shares, shares of issued stock held in the Company’s treasury, or both, at the discretion of the Company, and subject to any adjustments made in accordance with Section 7.2 below. Any shares of Common Stock underlying Awards that terminate by expiration, forfeiture, cancellation, payment of exercise price, payment of withholding tax obligation or otherwise without the issuance of such shares shall again be available for issuance or payment of Awards under the Plan. Awards that are payable only in cash are not subject to this Section 7.1.

7.2

Adjustment to Shares. If there is any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, an adjustment shall be made to each outstanding Award so that each such Award shall thereafter be with respect to or exercisable for such securities, cash and/or other property as would have been received in respect of the Common Stock subject to such Award had such Award been paid, distributed or exercised in full immediately prior to such change or distribution. Such adjustment shall be made successively each time any such change shall occur. In addition, in the event of any such change or distribution, in order to prevent dilution or enlargement of Participants’ rights under the Plan, the Committee shall have the authority to adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, the number and kind of shares subject to outstanding Awards, the exercise price applicable to outstanding Stock Options, and the Fair Market Value of a Share of the Common Stock and other value determinations applicable to outstanding Awards. Appropriate adjustments may also be made by the Committee in the terms of any Awards granted under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards on an equitable basis, including modifications of performance goals and changes in the length of performance periods; provided, however, that with respect to Awards that may be subject to Section 162(m), such modifications and/or changes do not disqualify compensation attributable to such Awards as “performance-based compensation” under Section 162(m). In addition, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding anything contained in the Plan, any adjustment with respect to an ISO due to a change or distribution described in this Section 7.2 shall comply with the rules of Code Section 424(a), and in no event shall any adjustment be made which would render any ISO granted hereunder other than an incentive stock option for purposes of Code Section 422.

8.0	MAXIMUM INDIVIDUAL AWARDS

8.1	Maximum Aggregate Number of Shares That May Be Granted To Any Single Participant. The maximum aggregate number of shares of Common Stock that may be granted to any single Participant in any calendar year with respect to Awards the compensation of which is determined by the number of shares of Common Stock actually awarded or subject to Vesting shall be 2,000,000 shares, subject to adjustment as provided in Section 7.2 above. For purposes of the preceding sentence, (i) any Awards or portion of Awards that are cancelled or repriced shall continue to be counted in determining such maximum aggregate number of shares of Common Stock that may be granted to any single Participant and (ii) if an Award is granted with tandem DERs, such DERs shall not be counted in determining such maximum aggregate number of shares of Common Stock that may be granted to any single Participant.

8.2	Maximum Dollar Amount That May Be Paid To Any Single Participant. The maximum dollar amount that may be paid to any single Participant in any calendar year with respect to Awards the compensation of which is determined by a formula that calculates a dollar amount (whether payable in cash or property) is $10,000,000.

9.0	AWARDS

9.1	Type of Awards. The Committee may, in its sole discretion, grant the following Awards to Employees, Nonemployee Directors and Independent Contractors:

•	Stock Options

•	SARs

•	Stock Awards

•	Stock Units

•	DERs

•	Cash Awards

•	any other type of Award that is not inconsistent with the Plan.

9.2	Award Terms and Conditions. The Committee, in its sole discretion, shall determine all of the terms and conditions of each Award, including but not limited to the following:

•	exercise price or purchase price

•	method of exercise

•	Vesting

•	expiration term of Award

•	effects of termination of Participant’s employment or service

•	change-in-control Vesting and other effects of a change in control

•	qualification of a Stock Option as an ISO

•	payout in cash, in property, or any combination of cash and property

•	restrictive covenants

•	transferability

•	tax withholding

•	tax deferral arrangements

•	tandem or combination Awards

•	Section 409A compliance

•	any other term or condition that is not inconsistent with the Plan.

9.3	Performance Measures. The Committee may subject the receipt or payout of an Award to the achievement of a performance goal. The following performance measures (either individually or in any combination) may be used by the Committee to set performance goals with respect to the grant or Vesting of an Award:

•	revenue

•	sales

•	pretax income before allocation of corporate overhead and bonus

•	budget

•	cash flow

•	earnings per share

•	net income

•	division, group or corporate financial goals

•	appreciation in and/or maintenance of the price of the Common Stock or any other publicly traded securities of the Company

•	dividend

•	total shareholder return

•	return on shareholders’ equity

•	return on assets

•	return on investment

•	return on invested capital

•	internal rate of return

•	attainment of strategic and operational initiatives

•	market share

•	operating margin

•	profit margin

•	gross profits

•	earnings before interest and taxes

•	earnings before interest, taxes, depreciation and amortization

•	economic value-added models

•	comparisons with various stock market indices

•	increase in number of customers

•	reductions in costs

•	loan origination

•	bringing assets to market

•	resolution of administrative or judicial proceedings or disputes

•	funds from operations.

10.0	AMENDMENT AND TERMINATION

10.1	Termination of Plan. The Board may suspend or terminate the Plan at any time with or without prior notice; provided, however, that no action authorized by this Section 10.1 shall reduce the amount of any outstanding Award or otherwise adversely change the terms and conditions thereof without the Participant’s prior written consent.

10.2	Amendment of Plan. The Board may amend the Plan at any time with or without prior notice; provided, however, that no action authorized by this Section 10.2 shall reduce the amount of any outstanding Award or otherwise adversely change the terms and conditions thereof without the Participant’s prior written consent.

10.3	Amendment or Cancellation of Award Agreements. The Committee may amend or modify any Award Agreement at any time, provided that if the amendment or modification adversely affects the Participant, such amendment or modification shall be by mutual agreement between the Committee and the Participant or such other persons as may then have an interest therein. In addition, and subject to shareholder approval in accordance with Section 4.3 above, by mutual agreement between the Committee and a Participant or such other persons as may then have an interest therein, Awards may be granted to a Participant in substitution and exchange for, and in cancellation of, any Awards previously granted to such Participant under the Plan, or any award previously granted to such Participant under any other present or future plan of the Company or any present or future plan of an entity which (i) is purchased by the Company, (ii) purchases the Company, or (iii) merges into or with the Company.

11.0	TAX MATTERS

11.1	Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

11.2	Section 162(m). The Committee shall ensure that all compensation paid under the Plan qualifies for tax deductibility under Section 162(m). Notwithstanding anything contained in the Plan to the contrary, the Committee may, to the extent permitted under Section 162(m), adjust performance goals to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles, including, but not limited to, asset write-downs, litigation or claim judgments or settlements, changes in tax laws or other laws or provisions affecting reported results, any reorganization and restructuring programs, acquisitions or divestitures, and foreign exchange gains and losses. In addition, the Committee is authorized to determine the manner in which a performance goal will be calculated or measured to take into account certain factors over which the Participant has no control or limited control including, but not limited to, changes in industry margins, general economic conditions, interest rate movements, changes in accounting principles, natural disasters, wars, riots or acts of terrorism. The Committee may in its sole discretion reduce any Award granted or to be paid under the Plan.

11.3	Section 409A.

(a)	Full Compliance. It is intended that all compensation and benefits payable or provided to the Participant (whether under the Plan or otherwise) shall fully comply with the requirements of Section 409A. The Company agrees that it will not, without the Participant’s prior written consent, take any action, or refrain from taking any action, that would result in the imposition of tax, interest and/or penalties upon the Participant under Section 409A.

(b)	Separate Payments. Notwithstanding anything contained in the Plan to the contrary, each and every payment made under the Plan shall be treated as a separate payment and not as a series of payments.

(c)	Specified Employee. Notwithstanding anything contained in the Plan to the contrary, if the Participant is a “specified employee” (determined in accordance with Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the date of his or her separation from service with the Company or any Subsidiary, and if any payment, benefit or entitlement provided for in the Plan or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A (“Nonqualified Deferred Compensation”) and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting the Participant to additional tax, interest and/or penalties under Section 409A, then any such payment, benefit or entitlement that is payable during the first 6 months following the date of the separation from service shall be paid or provided to the Participant in a lump sum cash payment to be made on the earlier of (x) the Participant’s death or (y) the first business day of the seventh calendar month immediately following the month in which the date of the separation from service occurs.

(d)	Change in Control. Notwithstanding anything contained in the Plan to the contrary, any payment or benefit that (i) qualifies as Nonqualified Deferred Compensation and (ii) is paid or distributed due to a change in control of the Company, whether pursuant to the Award Agreement or otherwise, shall only be paid or distributed if such event that qualifies as a change in control under the Award Agreement also qualifies as either a “change in the ownership or effective control of a corporation” or a “change in the ownership of a substantial portion of the assets of a corporation” in accordance with Treasury Regulation 1.409A-3(i)(5).

12.0	MISCELLANEOUS

12.1	Listing of Shares and Related Matters. If at any time the Committee shall determine that the listing, registration or qualification of the shares of Common Stock subject to any Award on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of, or in connection with, the granting of an Award or the issuance of shares of Common Stock thereunder, such Award may not be exercised, distributed or paid out, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

12.2	No Right, Title, or Interest in Company Assets. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

12.3	No Right to Continued Employment or Service or to Grants. The Participant’s rights, if any, to continue to serve the Company as a director, officer, employee, independent contractor or otherwise, shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan, and the Company or the applicable Subsidiary reserves the right to terminate the employment of any Employee or the services of any Independent Contractor at any time. The adoption of the Plan shall not be deemed to give any Employee, Nonemployee Director, Independent Contractor or any other individual or entity any right to be selected as a Participant or to be granted an Award.

12.4	Awards Subject to Foreign Laws. The Committee may grant Awards to individual Participants who are subject to the tax laws of nations other than the United States, and such Awards may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action that it deems advisable to obtain approval of such Awards by the appropriate foreign governmental entity; provided, however, that no such Awards may be granted pursuant to this Section 12.4 and no action may be taken which would result in a violation of the Exchange Act or any other applicable law.

12.5	Governing Law. The Plan, all Awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws, except as superseded by applicable federal law.

12.6	No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Common Stock, Stock Options, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

* * * * *

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . ENCORE CAPITAL GROUP, INC. ANNUAL MEETING OF STOCKHOLDERS, JUNE 5, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned acknowledges receipt of the notice of annual meeting of Stockholders to be held on June 5, 2013 and the proxy statement and appoints Kenneth A. Vecchione and Paul Grinberg, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Encore Capital Group, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of Stockholders of Encore to be held at NASDAQ MarketSite, 4 Times Square, New York, New York 10036, on June 5, 2013, at 10:00 a.m. Eastern time, and at any adjournment or postponement thereof, and to vote in their discretion on such other business as may properly come before the annual meeting and any postponement or adjournment thereof. . 51160 . 0 . 0 R1 _ 2 0000176597 Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ENCORE CAPITAL GROUP, INC. 3111 CAMINO DEL RIO NORTH ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS SUITE 1300 If you would like to reduce the costs incurred by our company in mailing proxy SAN DIEGO, CA 92108 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE FOLLOWING DIRECTORS: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 George Lund 02 Willem Mesdag 03 Francis E. Quinlan 04 Norman R. Sorensen 05 J. Christopher Teets 06 Kenneth A. Vecchione 07 H Ronald Weissman 08 Warren Wilcox THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 2 AND 3. For Against Abstain 2. TO APPROVE THE ENCORE CAPITAL GROUP, INC. 2013 INCENTIVE COMPENSATION PLAN FOR EMPLOYEES, NON-EMPLOYEE DIRECTORS AND 0 0 0 INDEPENDENT CONTRACTORS. 3. TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING 0 0 0 DECEMBER 31, 2013. NOTE: TO TRANSACT SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000176597_1 R1.0.0.51160